EXHIBIT 10.2

LOAN AGREEMENT

by and between

BCI IV 485 DC LLC,

BCI IV VALWOOD CROSSROADS DC LP,

BCI IV LOGISTICS CENTER AT 33 LLC,

BCI IV HARVILL BUSINESS CENTER LP,

BCI IV PRINCESS LOGISTICS CENTER LLC,

BCI IV 1 STANLEY DRIVE LLC,

BCI IV YORK DC LLC,

BCI IV STOCKTON DC LP

BCI IV ARROW ROUTE DC LLC, and

BCI IV LODI DC LLC,

each, a Borrower and collectively the Borrowers

and

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

as Lender

Dated as of December 9, 2021

Page

Article I DEFINITIONS AND RULES OF CONSTRUCTION1

Section 1.1Definitions1

Section 1.2Rules of Construction1

Article II PAYMENT TERMS1

Section 2.1The Obligations; Loan Funding1

Section 2.2Payments of Principal and Interest2

Section 2.3Prepayment Provisions2

Section 2.4Interest Rate3

Section 2.5Late Charges3

Section 2.6Changes in Tax Laws3

Article III TITLE AND AUTHORITY3

Section 3.1Title to the Property3

Section 3.2Authority4

Section 3.3Special Purpose Entity Representations, Warranties and Covenants4

Section 3.4No Foreign Person7

Section 3.5Litigation7

Article IV PROPERTY STATUS, MAINTENANCE AND PROPERTY MANAGEMENT7

Section 4.1Status of the Properties7

Section 4.2Maintenance of the Properties8

Section 4.3Alterations to the Properties8

Section 4.4Property Management8

Section 4.5Change in Use; Zoning10

Section 4.6Waste10

Section 4.7Inspection of the Properties10

Section 4.8Parking10

Section 4.9Separate Tax Lot10

Section 4.10Personal Property10

Section 4.11Lender’s Right to Appear11

Section 4.12Payment of Impositions11

Section 4.13Right to Contest Liens11

Article V CASH MANAGEMENT AND RESERVES12

Section 5.1Cash Management12

Section 5.2Tax Reserve14

Section 5.3Leasing Reserve15

Section 5.4Roof Repair Reserve16

Section 5.5Reserves Generally17

Article VI INSURANCE, CASUALTY, CONDEMNATION AND RESTORATION18

i

(continued)

Section 6.1Insurance Coverages18

Section 6.2Casualty and Condemnation19

Section 6.3Application of Proceeds20

Section 6.4Conditions to Availability of Proceeds for Restoration20

Section 6.5Restoration21

Article VII COMPLIANCE WITH LAW AND AGREEMENTS22

Section 7.1Compliance with Law22

Section 7.2Compliance with Agreements23

Section 7.3ERISA Compliance23

Section 7.4Anti-Terrorism23

Article VIII LEASING24

Section 8.1Representations, Warranties and Covenants with Respect to Leases24

Section 8.2Covenants Regarding Future Leasing25

Section 8.3Termination Payments26

Article IX ENVIRONMENTAL26

Section 9.1Environmental Representations and Warranties26

Section 9.2Environmental Covenants27

Section 9.3Compliance with the Lodi, NJ Deed28

Article X FINANCIAL REPORTING29

Section 10.1Financial Reporting29

Section 10.2Interim Financial Information and Rent Roll30

Section 10.3Annual Budget30

Section 10.4Material Non-Public Information30

Article XI EXPENSES AND DUTY TO DEFEND31

Section 11.1Payment of Expenses31

Section 11.2Duty to Defend32

Article XII TRANSFERS, LIENS AND ENCUMBRANCES32

Section 12.1Prohibitions on Transfers, Liens and Encumbrances32

Section 12.2Permitted Transfers32

Section 12.3Conditions to Permitted Transfers33

Section 12.4Release Rights35

Section 12.5Substitution37

Article XIII ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS40

Section 13.1Further Assurances40

Section 13.2Estoppel Certificates40

Article XIV DEFAULTS AND REMEDIES41

Section 14.1Events of Default41

(continued)

Section 14.2Acceleration42

Section 14.3Remedies42

Article XV LIMITATION OF LIABILITY42

Section 15.1Limitation of Liability42

Article XVI WAIVERS45

Section 16.1Waiver of Statute of Limitations45

Section 16.2Waiver of Notice45

Section 16.3Waiver of Marshalling and Other Matters45

Section 16.4Waiver of Trial by Jury46

Section 16.5Waiver of Counterclaim46

Section 16.6Waiver of Judicial Notice and Hearing46

Section 16.7Waiver of Subrogation46

Section 16.8General Waiver46

Article XVII NOTICES46

Section 17.1Notices47

Section 17.2Change in the Borrowers’ Legal Name, Place of Business or State of Formation48

Article XVIII MISCELLANEOUS48

Section 18.1Applicable Law48

Section 18.2Usury Limitations48

Section 18.3Lender’s Discretion48

Section 18.4Lender’s Servicer49

Section 18.5Unenforceable Provisions49

Section 18.6Rescinded, Avoided or Returned Payments; Survival49

Section 18.7Relationship Between the Borrowers and Lender; No Third Party Beneficiaries49

Section 18.8Partial Releases; Extensions; Waivers50

Section 18.9Service of Process50

Section 18.10Entire Agreement50

Section 18.11No Oral Amendment51

Section 18.12Lost or Destroyed Note51

Section 18.13Time of the Essence51

Section 18.14Subrogation51

Section 18.15Joint and Several Liability51

Section 18.16Successors and Assigns51

Section 18.17Duplicates and Counterparts51

Section 18.18Transfer of Loan51

Section 18.19Advertisement and Publicity52

Article XIX CONTRIBUTION AGREEMENT53

Section 19.1Contribution53

(continued)

Article XX ADDITIONAL PROVISIONS PERTAINING TO STATE LAWS56

Section 20.1Texas Provisions56

Section 20.2New Jersey Provisions56

Section 20.3Additional Waivers57

Section 20.4Waiver of Certain Defenses59

Section 20.5Section 2955.5(a) of the California Civil Code60

Section 20.6Bankruptcy Proceedings60

Section 20.7Prepayment62

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is made as of December 9, 2021, by and between BCI IV 485 DC LLC, a Delaware limited liability company, BCI IV VALWOOD CROSSROADS DC LP, a Delaware limited partnership, BCI IV LOGISTICS CENTER AT 33 LLC, a Delaware limited liability company, BCI IV HARVILL BUSINESS CENTER LP, a Delaware limited partnership, BCI IV PRINCESS LOGISTICS CENTER LLC, a Delaware limited liability company, BCI IV 1 STANLEY DRIVE LLC, a Delaware limited liability company, BCI IV YORK DC LLC, a Delaware limited liability company, BCI IV STOCKTON DC LP, a Delaware limited partnership, BCI IV ARROW ROUTE DC LLC, a Delaware limited liability company, and BCI IV LODI DC LLC, a Delaware limited liability company (each a “Borrower” and collectively, the “Borrowers”), jointly and severally, and TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, a New York corporation (“Lender”).

RECITALS:

A.Lender agreed to make and the Borrowers agreed to accept a loan in the maximum principal amount of $461,140,000.00 (the “Loan”).

B.To evidence the Loan, the Borrowers, jointly and severally, executed and delivered to Lender that certain Promissory Note (the “Note”), dated the date of this Agreement, in the principal amount of the Loan (that amount or so much as is outstanding from time to time is referred to as the “Principal”), promising to pay the Principal with interest thereon to the order of Lender as set forth in the Note and with the balance, if any, of the Debt being due and payable on January 1, 2029 (the “Maturity Date”).

AGREEMENT:

NOW, THEREFORE, in consideration of the Loan and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Borrowers and Lender agree as follows:

Article I

DEFINITIONS AND RULES OF CONSTRUCTION
Section 1.1Definitions.  Capitalized terms used in this Agreement are defined in Exhibit A or in the text with a cross-reference in Exhibit A.
Section 1.2Rules of Construction.  This Agreement will be interpreted in accordance with the rules of construction set forth in Exhibit B.
Article II

PAYMENT TERMS
Section 2.1The Obligations; Loan Funding.  This Agreement and the other Loan Documents evidence, govern and secure the Debt and also evidence, govern and secure both the timely payment of the Debt as and when required and the timely performance of all Obligations.

The Borrowers agree that from and after the time at which the Loan proceeds are wired to the title company closing the Loan, on the date agreed and authorized by the Borrowers, the full amount of the Principal shall be deemed to be disbursed to the Borrowers and evidenced by the Note and shall bear interest as provided herein.

Section 2.2Payments of Principal and Interest.
(a)The Borrowers will make monthly installment payments (“Debt Service Payments”) as follows:
(i)On the date hereof, a payment of interest on the Principal at the Interest Rate accruing through and including December 31, 2021; and
(ii)On each Payment Date, payments in the amount of One Million Ninety-Five Thousand Two Hundred Seven and 50/100 Dollars ($1,095,207.50), each of which will be applied to accrued interest on the Principal at the Interest Rate.
(b)Interest on the Principal shall accrue, for each Interest Period, based on a thirty (30) day month/360 day year.  Interest on the Principal shall accrue, for any period that is less than a full Interest Period, based upon the actual number of days that the Principal is outstanding and a 365 day or 366 day year, as applicable.
(c)On the Maturity Date, the Borrowers will pay the Principal in full together with accrued interest at the Interest Rate and all other amounts due under the Loan Documents.
Section 2.3Prepayment Provisions.
(a)The Note may not be prepaid in full or in part before July 1, 2023.  Commencing on July 1, 2023, provided no Event of Default exists, the Borrowers may prepay the Note in full, but not in part (except as may be expressly permitted in the Loan Documents), upon fifteen (15) days’ prior written notice to Lender (which notice may be rescinded not less than ten (10) days prior to the stated date of prepayment), and upon payment of the Debt in full which will include the payment of the Prepayment Premium.  Provided no Event of Default exists, commencing on the Open Payment Date, the Note may be prepaid in full without payment of the Prepayment Premium.
(b)Any prepayment made prior to July 1, 2023, including, without limitation, any tender of payment of the amount necessary to satisfy the Debt accelerated, any judgment of foreclosure, any statement of amount due at the time of foreclosure (including foreclosure by power of sale) and any tender of payment made during any redemption period after foreclosure, will include to the extent permitted by applicable Law the payment of the Evasion of Prepayment Premium.
(c)The calculation of any amount paid to or due Lender in conjunction with any prepayment, tender of payment or payment of any other amount with respect to the Prepayment Date Principal, as described in this Section shall include interest to and including the date of receipt thereof by Lender.

(d)Notwithstanding the foregoing provisions of this Section, if Lender elects in accordance with the Loan Documents to apply Insurance Proceeds, Condemnation Awards or a Termination Fee to the Principal, the resulting prepayment of the Debt, whether in full or in part, shall be without payment of the Prepayment Premium or Evasion of Prepayment Premium.
Section 2.4Interest Rate.  Interest on the Principal will accrue at the Fixed Interest Rate, provided, however, upon the occurrence and during the continuation of an Event of Default, interest on the Principal will accrue at the Default Interest Rate.
Section 2.5Late Charges.  If the Borrowers fail to pay any Debt Service Payment when due and the failure continues for a period of five (5) days or more, which 5-day period shall commence on the day after the day payment is actually due, or fails to pay any amount due under this Agreement or the other Loan Documents on the Maturity Date (other than the payment of Principal due on the Maturity Date), the Borrowers agree to pay to Lender an amount (a “Late Charge”) equal to five percent (5%) of the delinquent payment.
Section 2.6Changes in Tax Laws.  If a Law requires the deduction of the Debt from the value of the Properties for the purpose of taxation or imposes a tax, either directly or indirectly, on the Debt, any Loan Document or Lender’s interest in the Properties (other than income taxes or any other taxes imposed on amounts payable to or for the accounts of Lender), the Borrowers will pay the tax with interest and penalties, if any.  If Lender determines that any Borrower’s payment of the tax may be unlawful, unenforceable, usurious or taxable to Lender, the Debt will become immediately due and payable (in which event no Prepayment Premium shall be due under the Note) on sixty (60) days’ prior notice unless the tax must be paid within the sixty (60) day period, in which case, the Debt will be due and payable within the lesser period.
Article III

TITLE AND AUTHORITY
Section 3.1Title to the Property.
(a)Each Borrower has and will continue to have good and marketable title in fee simple absolute to its Land and its Improvements and good and marketable title to its Fixtures and Personal Property now owned by such Borrower, all free and clear of liens, encumbrances and charges except those created by the Security Instruments and the other Loan Documents and the Permitted Exceptions.
(b)To the Borrowers’ knowledge, there are no facts or circumstances that might give rise to a lien, encumbrance or charge on the Properties, except those created by the Security Instruments and the other Loan Documents and the Permitted Exceptions.
(c)Each Borrower owns and will continue to own all of its other applicable Property free and clear of all liens, encumbrances and charges except the Loan and the Permitted Exceptions.
(d)The Security Instruments are and will remain valid and enforceable first liens on and security interests in the Properties, subject only to the Permitted Exceptions.

Section 3.2Authority.
(a)Each Borrower is and will continue to be (i) duly organized, validly existing and in good standing under the Laws of the state in which it was formed, and (ii) to the extent required by Law, duly qualified to conduct business, in good standing, in the state where its Property is located.
(b)Each Borrower has and will continue to have all approvals required by Law or otherwise and full right, power and authority to: (i) own and operate its Property and carry on its business as now conducted or as proposed to be conducted (except where the failure to do so would not result in a Material Adverse Effect); (ii) execute and deliver the Loan Documents; (iii) grant, deed, mortgage, warrant the title to, convey, assign and pledge its Property to Lender or a trustee, in trust for the benefit of Lender, pursuant to the provisions of the applicable Security Instrument; and (iv) perform the Obligations.
(c)The execution and delivery of the Loan Documents and the performance of the Obligations do not and will not conflict with or result in a default under any Laws or any Leases or Property Documents and do not and will not conflict with or result in a default under any material agreement binding upon any Borrower Party.
(d)The Loan Documents to which Borrowers are a party constitute and will continue to constitute legal, valid and binding obligations of the Borrowers, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and creditors’ rights laws and principles of equity.
(e)No Borrower has changed its legal name or its state of formation in the four (4) months prior to the date hereof, except as the Borrowers have disclosed any such change to Lender in writing and delivered to Lender appropriate Uniform Commercial Code search reports in connection therewith.
(f)No Borrower has (i) divided or merged with or into any other entity or otherwise been involved in any reorganization or (ii) acquired substantially all of the assets of any other entity where such Borrower became subject to the obligations of such entity, in each case for a period of one (1) year ending on the date hereof, except as Borrower has disclosed any such change, division, merger, reorganization or acquisition to Lender in writing and delivered to Lender appropriate Uniform Commercial Code search reports in connection therewith.
Section 3.3Special Purpose Entity Representations, Warranties and Covenants.  The  Borrowers represent, warrant, covenant and agree to the following provisions, each of which currently are and shall continue to be included within each Borrower’s Governing Documents:
(a)Each Borrower is formed solely for the purpose of owning and operating its Property and is not engaged and will not engage, either directly or indirectly, in any business other than the ownership, management and operation of its Property and business incidentally and directly related to such business;
(b)No Borrower has or will acquire or use any assets other than its Property and personal property incidental to the business of owning and operating its Property and activities incidental thereto; without limiting the foregoing, its Property is reasonably intended to generate substantially all of its gross income, it being the intent that each Property shall constitute “single asset real estate” for purposes of Section 362(d)(3) of the Bankruptcy Code;
(c)No Borrower will, to the fullest extent permitted by Law, divide, liquidate or dissolve (or suffer any division, liquidation or dissolution), or enter into any transaction of merger or consolidation, or acquire by purchase or otherwise all or substantially all the business or assets of, or any stock or other evidence of beneficial ownership of any entity;
(d)No Borrower will and no Borrower’s direct or indirect owners will, violate the terms of such Borrower’s Governing Documents, including all formalities that relate to such Borrower’s separateness;
(e)No Borrower has or will guarantee, pledge its assets for the benefit of, or otherwise become obligated for the obligations of any other Person or hold out its credit or assets as being available to satisfy the obligations of any other Person except for obligations for indemnification and other obligations of such Borrower pursuant to its Governing Documents and except in connection with the Loan;
(f)No Borrower will incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (i) the Loan, (ii) unsecured trade debt incurred in the ordinary course of business not evidenced by a note and paid in the ordinary course of such Borrower’s business in connection with owning, operating and maintaining its Property, provided that such indebtedness is paid within ninety (90) days of when incurred and (iii) indemnities and similar obligations to the title company in connection with the Loan;
(g)Each Borrower will be and will at all times hold itself out to the public as a legal entity separate and distinct from any other Person (including, without limitation, any of its Affiliates), will correct any known misunderstanding concerning its separate identity, and will not identify any other Person (including, without limitation, any of its Affiliates) as a division or part of it;
(h)Subject to (i) the Borrowers’ use of the Cash Management System, and (ii) the commingling of reserves and other funds held by Lender as required under the Loan Documents, no Borrower will commingle its funds or assets with those of any other Person. In all events, each Borrower will account for its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;
(i)Each Borrower will maintain its own separate, complete and accurate accounts, books, records and financial statements complying with GAAP, provided that such Borrower may file or may be part of a consolidated federal tax return to the extent required or permitted by applicable law so long as there is an appropriate notation indicating the separate existence of such Borrower and its assets and liabilities;
(j)Each Borrower will maintain its minutes, resolutions and operating or partnership agreements as official internal records;

(k)Each Borrower will pay its obligations and expenses from its own funds and assets (to the extent that it has funds to do so), except as may result from the joint and several nature of the Obligations; provided however, that nothing herein shall require any member or other owner of any Borrower to make any capital contributions to such Borrower or contribute any funds to such Borrower;
(l)No Borrower will have any paid manager or director (other than the Independent Director or for the management of its Property) and to the extent a Borrower has any employees, such Borrower will pay the salaries of its own employees from its own funds (except that each Borrower may pay the obligations of each other Borrower in accordance with Article XIX hereof) and in the absence of such paid employees, each Borrower will obtain all necessary services through third parties (which may be Affiliates, subject to paragraph (n) below) or independent contractors;
(m)Each Borrower will conduct and operate business in its own name or in the name of its Property, will allocate fairly and reasonably any overhead for shared office space and use separate stationery, invoices and checks to the extent applicable;
(n)No Borrower will enter into or be a party to any transaction with any of its Affiliates or other direct or indirect owners or principals (and their respective Affiliates), except in the ordinary course of business and upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with unaffiliated third parties;
(o)No Borrower will make loans or advance credit to any Person (including Affiliates) other than other Borrowers in accordance with Article XIX or to Tenants in the form of tenant allowances or tenant improvements;
(p)No Borrower will take any action which, under the terms of its Governing Documents, requires the unanimous consent of all directors, partners or members, as applicable, without such required vote;
(q)Each Borrower will continue to operate its business with the goal of maintaining capital which is adequate for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations to the extent funds are available from its Property; provided however, that nothing herein shall require any member or other owner of any Borrower to make any capital contributions to such Borrower or contribute any funds to such Borrower;
(r)If any Borrower is a single member limited liability company, such Borrower will be organized in the State of Delaware and will maintain at least one (1) springing member; and
(s)No Borrower will fail, or if such Borrower is a limited partnership, the general partner of such Borrower will not fail, at any time during the Term, to have at least one (1) Independent Director.  The affirmative vote or written consent of the Independent Director will be required for Borrower to take any Material Action.  No Borrower (or its general partner) will terminate or change such Independent Director without giving Lender at least twenty (20) days’

prior written notice, which notice shall include a copy of a resume for such proposed replacement Independent Director that reflects that such individual meets the definition of Independent Director contained herein.  Lender shall have the right to object to the appointment of any replacement Independent Director that does not meet the requirements set forth in this Agreement, and in the event of such objection, the proposed replacement Independent Director shall not be admitted.  Each Borrower’s (or its general partner’s) Governing Documents will provide that any current Independent Director that receives notice of the termination of its duties as such Independent Director shall provide a copy of said notice to Lender within five (5) days of receipt thereof.  In the event an Independent Director dies, becomes incapacitated or if at any time a Borrower fails to have an Independent Director as required hereby, the affected Borrower shall not be permitted to take any Material Action until an Independent Director has been admitted in conformance with the requirements of this Agreement and such Borrower’s Governing Documents.  Each Independent Director has been engaged, appointed and is now an Independent Director under the terms of each Borrower’s Governing Documents; and
(t)Each Borrower’s (or its general partner’s) Governing Documents will provide that (i) to the fullest extent permitted by Law, regardless of the solvency of such Borrower, the applicable Independent Director shall consider only the interests of such Borrower, including its respective creditors, in acting or otherwise voting on a Material Action, and (b) that Lender is an intended third-party beneficiary of such Governing Documents as they pertain to the applicable Independent Director, Material Actions and such Borrower’s nature as a single-purpose, bankruptcy-remote entity.
Section 3.4No Foreign Person.  No Borrower is a “foreign person” within the meaning of Section 1445(f)(3) of the Code.
Section 3.5Litigation.  As of the date hereof, there are no Proceedings or, to the Borrowers’ actual knowledge, investigations against or affecting any Borrower or any Property and, to the Borrowers’ actual knowledge, there are no facts or circumstances that might give rise to a Proceeding or an investigation against or affecting any Borrower or any Property.  The Borrowers will give Lender prompt notice of the commencement of any Proceeding or investigation against or affecting any Property or any Borrower which would reasonably be expected to result in a Material Adverse Effect and, at the Borrowers’ expense, will appear in and defend any such Proceeding or investigation.  The Borrowers also will deliver to Lender such additional information relating to the Proceeding or investigation as Lender may reasonably request from time to time.
Article IV

PROPERTY STATUS, MAINTENANCE AND PROPERTY MANAGEMENT
Section 4.1Status of the Properties.
(a)The Borrowers have obtained and will maintain in full force and effect all certificates, licenses, permits and approvals that are issued or required by Law or by any entity having jurisdiction over the Properties or over the Borrowers or that are necessary for the Permitted Use, for occupancy and operation of the Properties, for the granting of the Security Instruments or for the conduct of the Borrowers’ business on the Properties in accordance with the Permitted Use, except, in each case, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
(b)The Properties are and will continue to be serviced by all public utilities required for the Permitted Use of the Properties.
(c)All roads and streets necessary for service of and access to the Properties for the Permitted Use have been completed and are and will continue to be serviceable, physically open and dedicated to and accepted by the Government for use by the public.
(d)As of the date hereof, the Properties are free from damage caused by a Casualty.
(e)As of the date hereof, all costs and expenses of labor, materials, supplies and equipment used in the construction of any Improvements have been paid in full.
Section 4.2Maintenance of the Properties.  The Borrowers will maintain the Properties in good repair and good and safe condition, suitable for the Permitted Use, including, to the extent necessary, replacing the Fixtures and Personal Property with property at least equal in quality and condition to that being replaced and free of liens, other than the Permitted Exceptions.
Section 4.3Alterations to the Properties.  Except for Permitted Alterations, no Borrower will (a) erect any new buildings, building additions or other structures on its Land, (b) demolish or remove any existing buildings or other structures on its Land, or (c) otherwise materially alter its Improvements without Lender’s prior consent which may be withheld in Lender’s reasonable discretion.
Section 4.4Property Management.
(a)At all times during the Term, each Borrower shall cause its Property to be managed by a Qualified Manager pursuant to a Management Agreement.  As of the date hereof, each Management Agreement is in full force and effect and there is no default, breach or violation existing thereunder, and no event has occurred that, with the passage of time or the giving of notice, or both, would constitute a default, breach or violation thereunder, by any Borrower or the Property Manager.  Each Property Manager shall be entitled to fully or partially delegate its duties under its Management Agreement to a Sub-Manager under a Sub-Management Agreement.  Each Sub-Manager shall also be a Qualified Manager, and its Sub-Management Agreement must be acceptable to Lender in the exercise of its reasonable discretion.  The management fees and the terms and provisions of each Management Agreement and each Sub-Management Agreement, are subordinate to the Loan Documents.
(b)Each Borrower shall (i) promptly perform and observe all of the material covenants required to be performed and observed by it under its respective Management Agreement and do all things reasonably necessary to preserve and to keep unimpaired its material rights thereunder; (ii) cause each applicable Property Manager to promptly perform and observe all of the material covenants required to be performed and observed by it under any Sub-Management Agreement to which it is a party; (iii) promptly notify Lender of any material default of which such Borrower has actual knowledge under its respective Management Agreement or any applicable Sub-Management Agreement; (iv) promptly enforce the performance and observance of all of the material covenants required to be performed and observed by Property Manager under its respective Management Agreement in a commercially reasonable manner, and (v) cause each applicable Property Manager to promptly enforce the performance and observance of all of the material covenants required to be performed and observed by Sub-Manager under its respective Sub-Management Agreement in a commercially reasonable manner.
(c)Without Lender’s prior written consent, which shall not be unreasonably withheld or delayed, (i) no Borrower shall surrender, terminate or cancel its Management Agreement or modify, change, supplement, alter or amend any of the economic or other material terms or provisions of its Management Agreement in a manner that is adverse to the Property or to the ownership of the Property, and (ii) no Borrower shall permit a Property Manager to surrender, terminate or cancel a Sub-Management Agreement or modify, change, supplement, alter or amend any of the economic or other material terms or provisions of a Sub-Management Agreement in a manner that is adverse to the Property or to the ownership of the Property.  In either case, such consent shall not be unreasonably withheld, conditioned or delayed; provided, however, upon thirty (30) days prior written notice to Lender, (i) any Borrower shall be permitted to replace its Property Manager with another Qualified Manager and enter into a replacement Management Agreement on substantially the same form of the initial Management Agreement approved by Lender (or to the extent Lender previously had approved a replacement Management Agreement, on substantially the same form as the then-current Management Agreement previously approved by Lender) or otherwise on terms and conditions reasonably satisfactory to Lender, and in each case, the delivery to Lender of a replacement Management Subordination Agreement, and (ii) Borrower may permit a Property Manager to (a) terminate a Sub-Management Agreement and take direct responsibility for the  management of a Property and/or (b) replace a Sub-Manager with another Qualified Manager and enter into a replacement Sub-Management Agreement on substantially the same form of the initial Sub-Management Agreement approved by Lender (or to the extent Lender previously had approved a replacement Sub-Management Agreement, on substantially the same form as the then-current Sub-Management Agreement previously approved by Lender) or otherwise on terms and conditions reasonably satisfactory to Lender.
(d)During the continuation of an Event of Default for which Acceleration has occurred, any Borrower shall, at the request of Lender, terminate its Management Agreement in existence and appoint a new Qualified Manager under a new Management Agreement on terms and conditions reasonably satisfactory to Lender.  Any such termination shall have the effect of immediately terminating any underlying Sub-Management Agreement.
(e)In no event shall any Management Agreement require payment of a management fee exceeding three percent (3.00%) of gross revenues in the aggregate, except with respect to specific capital repair projects that are performed or managed by Property Manager.  In no event shall a Management Agreement require payment of any termination or other exit fee that would be binding upon Lender in the event Lender acquires any Property through a foreclosure sale or transfer in lieu thereof.  If any Property Manager has delegated its obligations under its Management Agreement to a Sub-Manager, the Sub-Manager’s compensation shall be paid by Property Manager from its fees earned under its Management Agreement, and not from the applicable Borrower.

Section 4.5Change in Use; Zoning.  The Borrowers will use and permit the use of the Properties for the Permitted Use and for no other purpose.  Without Lender’s prior written consent, no Borrower will (a) initiate, join in or consent to any change in any Laws pertaining to zoning, any restrictive covenant or other restriction which would restrict the Permitted Uses for its Property; (b) permit its Property to be used to fulfill any requirements of Law for the construction or maintenance of any improvements on property that is not part of its Property (other than on a temporary basis); (c) permit its Property to be used for any purpose not included in the Permitted Use; or (d) impair the integrity of its Property as a single, legally subdivided zoning lot separate from all other property.
Section 4.6Waste.  The Borrowers will not commit or permit any intentional waste, impairment or deterioration of the Properties.
Section 4.7Inspection of the Properties.  Subject to the rights of Tenants, Lender, or its agent or independent expert, has the right to enter and inspect the Properties on reasonable prior notice, except during the existence of an Event of Default, when no prior notice is necessary.  Lender has the right to engage an independent expert to review and report on the Borrowers’ compliance with the Borrowers’ obligations under this Agreement to maintain the Properties, comply with Law and refrain from intentional waste, impairment or deterioration of the Properties and the material alteration, demolition or removal of any of the Properties except as may be permitted by the provisions of this Agreement.  If the independent expert’s report discloses material failure to comply with such obligations or if Lender engages the independent expert after the occurrence of an Event of Default, then the independent expert’s review and report will be at the Borrowers’ expense, payable on demand.
Section 4.8Parking.  The Borrowers will provide, maintain and light the parking areas within each Property, including any sidewalks, aisles, streets, driveways, sidewalk cuts and rights-of-way to and from the adjacent public streets, as a reasonable and prudent owner of the Properties and in a manner consistent with the Permitted Use and sufficient to accommodate the greater of: (i) the number of parking spaces required by Law, and (ii) the number of parking spaces required by the Leases and the Property Documents; provided, that the Borrowers shall only be required to add parking spaces to the extent they have received written notice of non-compliance with any requirement of Law or of a deficiency under any Lease or Property Document.  The parking areas will be reserved and used for ingress, egress and parking for the applicable Borrower and the Tenants and their respective employees, customers and invitees and in accordance with the Leases and the Property Documents and other commercially reasonable and prudent uses, provided such uses do not create any rights of third parties that would encumber the Property or bind the Lender after a foreclosure or transfer in lieu thereof.
Section 4.9Separate Tax Lot.  Each Property is and will remain assessed for real estate tax purposes as one or more wholly independent tax lots, separate from all other property.
Section 4.10Personal Property.  There are no material items of Personal Property, which are owned by a Borrower and contained in or used in connection with a Property and the Improvements, except as itemized on Exhibit C.

Section 4.11Lender’s Right to Appear.  Lender shall have the right (a) to appear in and defend any Proceeding brought regarding a Property which Lender, in its reasonable discretion, determines that any Borrower is not adequately defending, and (b) to bring any Proceeding, in the name and on behalf of any Borrower or in Lender’s name, which Lender, in its reasonable discretion, determines should be brought to protect Lender’s interest in any Property.  During the continuation of an Event of Default, Lender may participate in any such Proceeding in its own name or in the name, or on behalf of, one or more Borrowers.
Section 4.12Payment of Impositions.  Subject to Section 4.13 and Section 5.2, the Borrowers will pay each Imposition before the date (the “Imposition Penalty Date”) that is the earlier of: (i) the date on which the Imposition becomes delinquent; or (ii) the date on which any penalty, interest or charge for non-payment of the Imposition accrues.  Before each Imposition Penalty Date, the Borrowers will deliver to Lender or its designated agent a receipted bill or other evidence of payment, unless such Impositions are being contested pursuant to Section 4.13.
Section 4.13Right to Contest Liens. Each Borrower, at its own cost and expense, may contest the amount, validity or application, in whole or in part, of any Imposition or mechanic’s, materialmen’s or environmental liens in which event such liens will not constitute an Event of Default hereunder, provided that the following conditions are met:
(a)The Borrowers deliver to Lender notice of the proposed contest ten (10) days prior to the Imposition Penalty Date or thirty (30) days after the lien is filed, as applicable;
(b)the contest is promptly initiated and conducted diligently and in good faith in compliance with Law;
(c)no Event of Default has occurred and is continuing;
(d)either the amounts in dispute are paid under protest or the contest suspends enforcement or collection of such amounts;
(e)such contest could not reasonably be expected to result in the imposition of criminal or civil penalties or the sale or forfeiture of the affected Property, and Lender will not be subject to any civil suit as a result of such lien;
(f)the contest is not prohibited by the Leases and the Property Documents;
(g)if the amounts in dispute are not paid under protest, the applicable Borrower sets aside reserves or furnishes a bond or other security reasonably satisfactory to Lender, in either case in an amount sufficient to pay the amounts giving rise to the lien, together with all interest and penalties; and
(h)with respect to an environmental lien, the Borrowers are using commercially reasonable efforts to mitigate or prevent any deterioration of the affected Property resulting from the alleged violation of any Environmental Laws or the alleged Environmental Activity.

Article V

CASH MANAGEMENT AND RESERVES
Section 5.1Cash Management.
(a)The Borrowers have established, and during the Term shall maintain, the Clearing Account for the purposes of (i) receiving and holding all Rents, and (ii) disbursing sums on deposit therein in accordance with this Section 5.1.  At all times, the Borrowers shall ensure that Lender has “control” over the Clearing Account (as such term is defined in Section 9-104 of the Uniform Commercial Code).  The Borrowers acknowledge and agree that they solely shall be, and at all times remain, liable for all account opening fees, annual maintenance fees, cash management fees and all other fees, charges, costs and expenses in connection with the Clearing Account.
(b)Upon the commencement of a Cash Management Period or the occurrence of an Event of Default, Lender shall, at Lender’s option, either (i) direct the Borrowers to deposit, or cause the Property Manager or the Clearing Bank to deposit, all Rents into the Clearing Account, or (ii) ensure that all Tenants remit Rents directly to the Clearing Account by, as necessary, delivering a direction letter to the Tenants on behalf of the Borrowers, substantially in the form attached hereto as Exhibit D (each a “Tenant Direction Letter”).  If, however, a Borrower or a Property Manager receives any Rents directly from Tenants, such Borrower shall hold (or cause such Property Manager to hold) such Rents in trust for Lender and cause the same to be deposited in the Clearing Account within five (5) Business Days of receipt thereof.  For purposes of clarity, at all times during a Cash Management Period or the existence of an Event of Default, Lender reserves the right, in Lender’s sole discretion, to deliver Tenant Direction Letters to the Tenants on behalf of the Borrowers requiring Tenants to remit Rents directly to the Clearing Account.  BCI IV 485 DC LLC, a Delaware limited liability company (“BCI IV DC”) acknowledges and agrees that all Borrowers intend to deposit their Rents into the Clearing Account maintained in BCI IV DC’s name, and that it shall hold the other Borrowers’ Rents as agent for the other Borrowers in trust for the benefit of such Borrowers.
(c)Upon the commencement of a Cash Management Period or the occurrence of an Event of Default, or at such earlier time of Lender’s choosing, Lender or its Servicer will establish a Cash Management Account at a Cash Management Bank.  To the extent necessary, the Borrowers shall take such actions required by Lender to ensure that Lender has “control” over the Cash Management Account (as such term is defined in Section 9-104 of the Uniform Commercial Code).  The Borrowers acknowledge and agree that they solely shall be, and at all times remain, liable for all account opening fees, annual maintenance fees, cash management fees and all other fees, charges, costs and expenses in connection with the Cash Management Account.
(d)Lender shall direct the Clearing Bank to transfer all funds in the Clearing Account as follows: (i) if no Cash Management Period or Event of Default then exists, Lender shall direct the Clearing Bank to transfer all funds on deposit in the Clearing Account at the time, manner and direction of the Borrowers; and (ii) if a Cash Management Period or an Event of Default then exists, Lender shall direct the Clearing Bank to transfer all funds in the Clearing Account on a daily basis to the Cash Management Account and shall provide notice to the Borrowers of the same.  Upon the termination of a Cash Management Period, provided no Event of Default exists, Lender shall (X) direct the Cash Management Bank to transfer all funds, if any, remaining in the Cash Management Account at the time of such cure or the end of the Cash Management Period to the Clearing Account, and (Y) direct the Clearing Bank to resume the transfer of all funds on deposit in the Clearing Account at the time, manner and direction of the Borrowers.  The foregoing notwithstanding, a minimum balance of $5,000 shall be maintained in the Clearing Account (or such higher amount as may be required by the Clearing Bank).  The Borrowers and Lender acknowledge that the terms of the control agreement among BCI IV DC, Lender and the Clearing Bank do not permit Lender to reinstate BCI IV DC’s ability to direct the disposition of funds in the Clearing Account upon the conclusion of a Cash Management Period. In the event the Clearing Bank does not permit such reinstatement, Lender agrees to reasonably cooperate with the Borrowers, at Borrowers’ expense, to cause the Clearing Bank to permit such reinstatement and/or to direct the Clearing Bank to disburse funds on deposit in the Clearing Account to an account of Borrowers’ choosing.
(e)During a Cash Management Period, Lender shall further direct the Cash Management Bank to transfer all Available Funds from the Cash Management Account on a monthly basis to the following parties or accounts, in the amounts specified by Lender and in the following order of priority:
(i)To Lender, the amounts required to be deposited into the Tax Reserve;
(ii)To Lender, the amount of the Debt Service Payment due on such Payment Date and all other amounts then due and payable to Lender in accordance with the terms of this Agreement or the other Loan Documents;
(iii)To Lender, such additional amounts, if any, required to be deposited into any other Reserve established pursuant to the terms of this Agreement; and
(iv)To the Borrowers, any remaining funds.
(f)The provisions of paragraphs (d) and (e) notwithstanding, during the continuation of an Event of Default: (i) the Borrowers shall have no right, and Lender shall have no obligation, to disburse any amounts from the Clearing Account or the Cash Management Account; and (ii) Lender shall have the right to direct the Clearing Bank or the Cash Management Bank in any manner determined by Lender in its sole discretion, including to withdraw and apply funds from the Clearing Account or the Cash Management Account to payment of any and all debts, liabilities and obligations of the Borrowers to Lender or otherwise, pursuant to, or in connection with, the Properties, the Loan, the Loan Documents and this Agreement, in such order, proportion and priority as Lender may determine in its sole discretion.
(g)The Borrowers acknowledge that: (i) the Borrowers are responsible for monitoring the sufficiency of funds deposited in the Clearing Account and the Cash Management Account; (ii) the Borrowers are liable for any deficiency in Available Funds, irrespective of whether the Borrowers have received any account statement, notice or demand from Lender, the Cash Management Bank or the Clearing Bank; and (iii) Lender’s control over the Clearing Account and the Cash Management Account is not a commitment by Lender, and imposes no obligation on Lender to advance funds on the Borrowers’ behalf to make the payments identified in this Section or otherwise under the Loan Documents.
(h)The Borrowers acknowledge that they shall have no right, during the Term, to close the Clearing Account.  If, however, the Clearing Account is closed, or the Clearing Bank terminates its obligations with respect to the Clearing Account, the Borrowers shall promptly open a new deposit account subject to Lender’s control, with a new bank approved by Lender, which shall become the “Clearing Account” and “Clearing Bank” governed by this Section 5.1.  In such event, the Borrowers shall facilitate the transfer of any funds held in the terminated deposit account to such new bank and such new deposit account, and the Borrowers shall promptly send a new tenant direction letter (as described in paragraph (b) above) to each tenant of the affected Property or Properties directing such tenant to remit all payments required under the tenant’s Lease to the new deposit account.
(i)Upon the full and final payment of the Loan, Lender shall terminate its control of the Clearing Account by sending notice of such termination to the Clearing Bank and shall direct the Cash Management Bank to release all funds, if any, remaining in the Cash Management Account to the Borrowers.
Section 5.2Tax Reserve.
(a)Subject to the conditional waiver set forth in this Section, the Borrowers shall deposit funds with Lender to ensure the timely payment of all Taxes (the “Tax Reserve”), as more particularly described in this Section 5.2.  On each Payment Date, the Borrowers will deposit into the Tax Reserve an amount equal to 1/12 of the annual Taxes as determined by Lender in the exercise of its reasonable discretion.  In addition, on the date hereof or at such future time when the Borrowers shall be required to commence making deposits into the Tax Reserve, the Borrowers shall make an initial deposit into the Tax Reserve in an amount reasonably determined by Lender which, when combined with the monthly deposits described above, will be sufficient to pay the next installment of Taxes due.  The foregoing requirement shall be waived, however, so long as: (i) no Event of Default has occurred and is continuing; (ii) the Borrowers have never defaulted on their obligation to make timely payments of Taxes pursuant to this Agreement (subject to the contest rights set forth in Section 4.13), (iii) no Cash Management Period has occurred and is continuing, and (iv) no One-Time Sale shall have been consummated.  If any of the foregoing conditions fail to be satisfied at any time, the Borrowers, on the next occurring Payment Date, shall commence making deposits into the Tax Reserve in accordance with this Section 5.2. At any time a full or partial waiver of the foregoing requirement is in effect, the Borrowers shall be responsible for all Expenses relating to Lender’s or its Servicer’s engagement of a third party tax monitoring service.  For purposes of clarity, as of the date hereof the Lender has not incurred any Expenses related to the engagement of a third party tax monitoring service but reserves the right to collect such Expenses in the future in accordance with this Section 5.2(a).
(b)At least thirty (30) days before each Imposition Penalty Date, the Borrowers will deliver to Lender copies of any bills and other documents that are necessary to evidence the amount of Taxes payable.  If the funds in the Tax Reserve are not sufficient to pay the next installment of Taxes, the Borrowers shall deposit the deficiency into the Tax Reserve not less than ten (10) Business Days prior to the Imposition Penalty Date.  Provided (i) no Event of Default has

occurred and is continuing, (ii) sufficient funds are on deposit in the Tax Reserve, and (iii) the Borrowers sent timely evidence of the amount of Taxes payable to Lender as required above, Lender shall disburse funds from the Tax Reserve to pay any Taxes due and payable prior to the Imposition Penalty Date.  Provided no Event of Default has occurred and is continuing, if the Borrowers give Lender written notice of its intention to contest Taxes as required by Section 4.13(a) and such notice indicates the Borrowers’ desire for Lender not to pay such Taxes, then Lender will withhold such payment.  Any excess funds remaining in the Tax Reserve after the payment of the most recent installment of Taxes shall be retained in the Tax Reserve against future payments of Taxes.  Notwithstanding the foregoing, in the event that a conditional waiver of deposits into the Tax Reserve is in place in accordance with Section 5.2(b) above, the Borrowers shall not be required to deliver to Lender copies of tax bills before each Imposition Penalty Date, but shall be required to deliver to Lender evidence of payment of Taxes and other documents that are necessary to evidence the payment of such Taxes.
Section 5.3Leasing Reserve.
(a)To the extent required pursuant to Section 8.3, and as more particularly described therein, the Borrowers shall deposit Termination Fees with Lender (the “Leasing Reserve”).
(b)The Borrowers shall be entitled to request, and Lender shall disburse to the Borrowers, funds from the Leasing Reserve equal to the amount required to reimburse the Borrowers for costs and expenses (the “Leasing Approved Costs”) incurred in connection with the Borrowers’ tenant improvement costs, leasing commissions and other expenses associated with the re-letting of vacant portions of the Properties under new Leases approved by Lender (or for which Lender’s approval was not required).  Lender shall specifically have no obligation to make a disbursement for Leasing Approved Costs if (i) an Event of Default has occurred and is continuing, (ii) the funds in the Leasing Reserve are insufficient to pay any requested disbursement thereof (in which event such disbursement, if approved, shall be limited to the amount of funds in the Leasing Reserve), (iii) the Borrowers have not reasonably demonstrated that they have, or will have, sufficient funds to pay all costs and expenses to complete the project(s) for which a disbursement is sought in excess of the amount of such disbursement, (iv) any material Casualty or Condemnation has occurred or any Condemnation Proceeding is pending against the applicable Property, for which, in Lender’s reasonable determination, a full Restoration will not occur in conformance with the Loan Documents, (v) Lender is not satisfied that all costs and expenses for which reimbursement is requested have been paid (or will be paid using the funds from such disbursement), and all mechanics or material supplier liens have been waived, (vi) the subject Lease under which such Leasing Approved Costs were generated was not approved by Lender (if Lender’s approval was required), or (vii) for reimbursements of tenant improvement costs, Lender has requested and has not received a written estoppel from the applicable Tenant confirming, among other things, that the subject work has been completed and accepted by such Tenant.  The Borrowers shall reimburse Lender for all costs and expenses reasonably incurred in connection with any request for such disbursement.  In the event the Borrowers desire to obtain a disbursement from the Leasing Reserve, the Borrowers shall provide a written request therefor, dated not earlier than fifteen (15) days prior to the Borrowers’ desired disbursement date (and in no event more than once per calendar month), and the Borrowers shall further provide any and all invoices, bills, documentation and certificates reasonably requested by Lender in furtherance of its review of the same.
Section 5.4Roof Repair Reserve.
(a)Borrowers shall deposit funds with Lender to ensure Borrowers have sufficient funds to cover the cost of roof repair and replacement as more particularly described in this Section 5.4 (the “Roof Repair Reserve”).
(b)Upon the commencement or occurrence, and during the continuance, of a Cash Management Period or an Event of Default, Borrowers will deposit into the Roof Repair Reserve (i) within five (5) Business Days of Lender’s delivery of written notice to the Borrowers, an upfront amount, and (ii) on each Payment Date thereafter an amount; each to be determined by Lender in the exercise of its reasonable discretion based on the amounts and the anticipated timing of the repair and replacement requirements as detailed in Schedule 5.4 attached hereto.  However, such amounts due on each Payment Date shall be subject to adjustment as described in Section 5.4(d).
(c)The Borrowers shall be entitled to request, and Lender shall disburse to the Borrowers, funds from the Roof Repair Reserve equal to the amount required to reimburse the Borrowers for costs and expenses (the “Roof Repair Approved Costs”) incurred in connection with the Borrowers’ work relating to roof repair and replacement that are identified in Schedule 5.4 or, in the alternative, for completed Alternative Roof Repairs.  Lender shall specifically have no obligation to make a disbursement for Roof Repair Approved Costs if (i) an Event of Default has occurred and is continuing, (ii) the funds in the Roof Repair Reserve are insufficient to pay any requested disbursement thereof (in which event such disbursement, if approved, shall be limited to the amount of funds in the Roof Repair Reserve), (iii) the Borrowers have not reasonably demonstrated that they have, or will have, sufficient funds to pay all costs and expenses to complete the project(s) for which a disbursement is sought in excess of the amount of such disbursement, (iv) any material Casualty or Condemnation has occurred or any Condemnation Proceeding is pending against the applicable Property, for which, in Lender’s reasonable determination, a full Restoration will not occur in conformance with the Loan Documents, (v) Lender is not satisfied that all costs and expenses for which reimbursement is requested have been paid (or will be paid using the funds from such disbursement), and all mechanics or material supplier liens have been waived, or (vi) Lender is not satisfied that all of the subject work has been completed in a good and workmanlike fashion in material compliance with all Laws.  The Borrowers shall reimburse Lender for all costs and expenses reasonably incurred in connection with any request for such disbursement.  In the event the Borrowers desire to obtain a disbursement from the Roof Repair Reserve, the Borrowers shall provide a written request therefor, dated not earlier than fifteen (15) days prior to the Borrowers’ desired disbursement date (and in no event more than once per calendar month), and the Borrowers shall further provide any and all invoices, bills, documentation and certificates reasonably requested by Lender in furtherance of its review of the same.
(d)With respect to any specified item of work identified in Schedule 5.4, the Borrowers, in their discretion, may undertake alternative repair actions provided that such alternative repair actions result in the extension of the useful life of the applicable roofing system to a date that is not earlier than the first (1st) anniversary of the Maturity Date (each, an

“Alternative Roof Repair”).  Upon completion of any such Alternative Roof Repair (as evidenced by a certificate of completion or its equivalent issued by the applicable Government or such other written evidence satisfactory to Lender in its sole discretion) and Lender’s determination (made in its reasonable discretion) that the useful life of such roofing system has been extended as aforesaid, then (i) the Borrowers shall be entitled to request reimbursement from the Roof Repair Reserve for the costs incurred in connection with such Alternative Roof Repair, and (ii) the specific line item of work identified in Schedule 5.4 shall be deemed satisfied and, upon the Borrowers’ request, (A) Lender shall refund to the Borrowers any amounts on deposit in the Roof Repair Reserve that were allocable to such specific line item, and (B) Lender shall adjust the monthly deposit amount payable on each Payment Date in recognition of the same.
Section 5.5Reserves Generally.  As security for payment of the Debt and the performance by the Borrowers of all other terms, conditions and provisions of the Loan Documents, the Borrowers hereby pledge and assign to Lender, and grant to Lender a security interest in, all of the Borrowers’ right, title and interest in and to all Rents and in and to all payments to or monies held in the Clearing Account, the Cash Management Account and all Reserves created pursuant to this Agreement.  The Borrowers shall not further pledge, assign or grant any security interest in the Clearing Account, the Cash Management Account or any Reserve.  This Agreement is, among other things, intended by the parties to be a security agreement for purposes of the Uniform Commercial Code.  Upon the occurrence and during the continuance of an Event of Default, Lender may apply any sums in the Clearing Account, the Cash Management Account or the Reserves in any order and in any manner as Lender shall elect in Lender’s discretion without seeking the appointment of a receiver and without adversely affecting the rights of Lender to foreclose the lien of the Security Instruments or exercise its other rights under the Loan Documents.  The Reserves shall be held in a financial institution selected by Lender and shall not constitute trust funds and may be commingled with other monies held by Lender or its Servicer.  Except as may be expressly set forth herein, the Borrowers shall not have the right to earn interest upon any funds held in the Reserves.  If a Property is sold or conveyed other than by foreclosure or transfer in lieu of foreclosure, all right, title and interest of the Borrowers to the Reserves allocable to such Property will automatically, and without necessity of further assignment, be held for the account of the new owner, and the Borrowers will have no further interest in the Reserves.  If Lender assigns this Agreement and the other Loan Documents, Lender will cause the unapplied balance of the Reserves to be paid to or at the direction of the assignee to be maintained and administered pursuant to the terms of the Loan Documents.  Simultaneously with the payment, Lender and its Servicer will be released from all liability with respect to the Reserves, and the Borrowers will look solely to the assignee with respect to the Reserves.  Upon repayment of the Debt in full, all funds remaining in the Reserves, if any, shall be promptly disbursed to the Borrowers. The  Borrowers acknowledge and agree that they solely shall be, and at all times remains, liable for all account opening fees, annual maintenance fees, treasury fees and all other reasonable and customary fees, charges, costs and expenses in connection with the Reserves and the accounts in which they are maintained.

Article VI

INSURANCE, CASUALTY, CONDEMNATION
AND RESTORATION
Section 6.1Insurance Coverages.
(a)During the Term, the Borrowers will maintain such valid and enforceable insurance policies and coverages for the Properties, the Borrowers and Lender, and endorsements thereto (collectively, the “Policies”) in form and substance acceptable to Lender and meeting the requirements set forth in Exhibit E.  Each Policy will be issued by companies (the “Insurers”) authorized to do business in the state where the subject Properties are located and otherwise meeting the requirements set forth in Exhibit E.
(b)The Borrowers will pay the Insurance Premiums for each Policy and provide Lender with evidence of such payment within fifteen (15) days of the expiration date of the Policy being replaced or renewed and the Borrowers will deliver to Lender a copy of each Policy upon receipt of the Policy being replaced or renewed.  The Borrowers will provide evidence of the renewed coverage by delivering to Lender an Acord 27 (2004/04 or 1993/03) or Acord 28 (2003/10) or the current industry equivalent until a copy of the Policy is available and delivered to Lender.  If the Borrowers elect to carry any of the insurance required under this Section on a blanket or umbrella policy, the Borrowers will deliver to Lender a copy of the blanket policy which will allocate to each Property the amount of coverage required under this Section and otherwise will provide the same coverage and protection as would a separate policy insuring only such Property.  None of the Insurance Premiums shall be financed.
(c)The Borrowers will comply, in all material respects, with the provisions of the Policies and with the requirements, notices and demands imposed by the Insurers and applicable to the Borrowers or the Properties.  The Borrowers will give the Insurers and Lender prompt notice of any change in ownership or occupancy of any Property that results in a change in the insurance requirements for one or more Properties.  This subsection does not abrogate the prohibitions on Transfers set forth in this Agreement.
(d)The Borrowers will not carry separate insurance concurrent in kind or form or contributing in the event of loss with any other insurance carried by the Borrowers.
(e)If a Property is sold at a foreclosure sale or otherwise is transferred so as to extinguish the Obligations (or the allocable portion of the Obligations), all of the applicable Borrower’s right, title and interest in and to Proceeds (whether from claims made before or after such foreclosure sale or other transfer) from the Policies then in force will be transferred automatically to the purchaser or transferee, except to the extent any of the Policies are blanket policies, in which case only the applicable Borrower’s right, title and interest in and to any Proceeds (whether from claims made before or after such foreclosure sale or other transfer) payable in respect of the applicable Property under such blanket Policies shall be transferred automatically.
(f)Notwithstanding Lender’s right to approve the Insurers and to establish credit rating standards for the Insurers, Lender will not be responsible for the solvency of any

Insurer.  Notwithstanding Lender’s rights under this Article, Lender will not be liable for any loss, damage or injury resulting from the inadequacy or lack of any insurance coverage.
(g)If at any time Lender is not in receipt of written evidence that the Borrowers are in compliance with its covenants and agreements pursuant to this Section 6.1, Lender may pay, upon reasonable advanced notice to Borrowers, all Insurance Premiums due under any of the Policies or otherwise place or obtain any insurance that Lender deems appropriate in its sole discretion.  Any insurance placed by Lender may be maintained with one or more insurers determined by Lender in its sole discretion.  To the extent permitted by Law, such policies shall be maintained solely for Lender’s protection, and the Borrowers shall have no right to be named a loss payee or additional insured on such insurance. Any amounts so expended by Lender pursuant to this Section 6.1 shall constitute part of the Debt until paid by the Borrowers, together with interest thereon at the Default Interest Rate from the date incurred by Lender until actually paid by the Borrowers.
Section 6.2Casualty and Condemnation.
(a)The Borrowers will give Lender notice of any Casualty promptly after it occurs and will give Lender notice of any Condemnation Proceeding promptly after the Borrowers receive notice of commencement or notice that such a Condemnation Proceeding will be commencing.  The Borrowers promptly will deliver to Lender copies of all material documents any Borrower delivers or receives relating to the Casualty or the Condemnation Proceeding, as the case may be.
(b)Subject to Section 6.2(c) below, the applicable Borrower will timely file and prosecute all claims (including Lender’s claims) relating to any Casualty and will prosecute or defend (including defense of Lender’s interest) any Condemnation Proceeding.  The Borrowers will have the authority to settle or compromise any Casualty or Condemnation Proceeding, as the case may be, provided that Lender has approved any compromise or settlement that exceeds the Proceeds Threshold.  Any check for Insurance Proceeds or Condemnation Awards, as the case may be (the “Proceeds”) will be made payable to Lender and the affected Borrower.  Such Borrower will endorse the check to Lender promptly upon Lender presenting the check to such Borrower for endorsement or if a Borrower receives the check first, will endorse the check promptly upon receipt and forward it to Lender.  If any Proceeds are paid to a Borrower, such Borrower promptly will deposit the Proceeds with Lender, to be applied or disbursed in accordance with the provisions of this Loan Agreement.  Lender will be responsible for only the Proceeds actually received by Lender.
(c)If an Event of Default has occurred and is continuing, or if the Borrowers are not filing, prosecuting or defending any claims relating to any Casualty or Condemnation Proceeding and required pursuant to subsection (i) above, then Lender, at Lender’s option, shall be entitled to participate with the Borrowers or to act on the applicable Borrower’s behalf, (A) to collect, adjust and compromise any claims for loss, damage or destruction under the Policies, or (B) in connection with any Condemnation Proceeding; in either case on such terms as Lender determines in Lender’s reasonable discretion.  The Borrowers will execute and deliver to Lender all documents reasonably requested by Lender and all documents as may be required by Law to confirm such authorizations.  Nothing in this Section will be construed to limit or prevent Lender from joining with any Borrower either as co-defendants or as co-plaintiffs in any Condemnation Proceeding.
Section 6.3Application of Proceeds.  After deducting the costs incurred by Lender in collecting the Proceeds, Lender may, in its sole discretion, (i) apply the Proceeds as a credit against any portion of the Debt selected by Lender in its sole discretion; (ii) apply the Proceeds to restore the Improvements, provided that Lender will not be obligated to see to the proper application of the Proceeds and provided further that any amounts released for Restoration will not be deemed a payment on the Debt; or (iii) deliver the Proceeds to the Borrowers.
Section 6.4Conditions to Availability of Proceeds for Restoration.  Notwithstanding Section 6.3, after a Casualty or a Condemnation (a “Destruction Event”), Lender will make the Proceeds (less any reasonable out-of-pocket costs incurred by Lender in collecting the Proceeds) available for Restoration in accordance with the conditions for disbursements set forth in Section 6.5, provided that the following conditions are met:
(a)No Event of Default shall exist at the time of the Destruction Event;
(b)All non-residential Leases and all Property Documents in effect immediately prior to the Destruction Event continue in full force and effect notwithstanding the Destruction Event, except as otherwise approved by Lender;
(c)If the Destruction Event is a Condemnation, the Borrowers deliver to Lender evidence reasonably satisfactory to Lender that the Improvements can be restored to an economically and architecturally viable unit;
(d)The Borrowers deliver to Lender evidence reasonably satisfactory to Lender that the Proceeds are sufficient to complete Restoration or if the Proceeds are insufficient to complete Restoration, the Borrowers first deposit with Lender funds (“Additional Funds”) that when added to the Proceeds will be sufficient to complete Restoration;
(e)If the Destruction Event is a Casualty, the Borrowers deliver to Lender evidence reasonably satisfactory to Lender that the Insurer under each affected Policy has not denied liability under the Policy as to the affected Borrower or the insured under the Policy;
(f)Lender is satisfied that the proceeds of any rent loss insurance in effect together with other available gross revenues from the Properties are sufficient to pay Debt Service Payments after paying Operating Expenses until Restoration is complete or the Borrowers agree to pay any shortfall to Lender as Additional Funds;
(g)Lender is satisfied that Restoration will be completed on or before the date (the “Restoration Completion Date”) that is the earliest of: (i) twelve (12) months prior to the Maturity Date; (ii) twelve (12) months after the Destruction Event; (iii) the earliest date required for completion of Restoration under any Lease or any Property Document; or (iv) any date required by Law; and
(h)Immediately preceding the Destruction Event, the Debt Service Coverage was at least 1.50x, and at the time of the Destruction Event, is projected by Lender to be at least

1.50x, provided that, if the projected Net Operating Income does not provide such Debt Service Coverage, then the Borrowers expressly authorize and direct Lender (at Lender’s sole discretion) to apply an amount from the Proceeds to reduction of Principal in order to reduce the annual Debt Service Payments sufficiently for such Debt Service Coverage to be achieved.  The reduced debt service payments will be calculated using the Interest Rate and an amortization schedule that will achieve the same proportionate amortization of the reduced Principal over the then remaining Term as would have been achieved if the Principal and the originally scheduled Debt Service Payments had not been reduced.  The Borrowers will execute any documentation that Lender deems reasonably necessary to evidence the reduced Principal and debt service payments.
Section 6.5Restoration.
(a)If the total Proceeds for any Destruction Event do not exceed the Proceeds Threshold, and Lender elects or is obligated by Law or under this Article to make the Proceeds available for Restoration, Lender will disburse to the Borrowers the entire amount received by Lender and the affected Borrower will commence Restoration promptly after the Destruction Event and complete Restoration not later than the Restoration Completion Date.
(b)If the Proceeds for any Destruction Event exceed the Proceeds Threshold and Lender elects or is obligated by Law or under this Article to make the Proceeds available for Restoration, Lender will disburse the Proceeds and any Additional Funds (the “Restoration Funds”) upon the affected Borrower’s request as Restoration progresses, generally in accordance with normal construction lending practices for disbursing funds for construction costs, provided that the following conditions are met:
(i)the affected Borrower commences Restoration promptly after the Destruction Event and completes Restoration on or before the Restoration Completion Date;
(ii)if Lender requests, the Borrowers deliver to Lender prior to commencing Restoration, for Lender’s approval, plans and specifications and a detailed budget for the Restoration;
(iii)the Borrowers deliver to Lender reasonably satisfactory evidence of the costs of Restoration incurred prior to the date of the request, and such other documents as Lender may reasonably request including mechanics’ lien waivers and title insurance endorsements;
(iv)the Borrowers pay all costs of Restoration whether or not the Restoration Funds are sufficient and, if at any time during Restoration, Lender determines that the undisbursed balance of the Restoration Funds is insufficient to complete Restoration, the Borrowers deposit with Lender, as part of the Restoration Funds, an amount equal to the deficiency within thirty (30) days of receiving notice of the deficiency from Lender; and
(v)there is no Event of Default in existence at the time the Borrowers request funds or at the time Lender disburses funds.
(c)If an Event of Default occurs at any time after the Destruction Event, then Lender will have no further obligation to make any remaining Proceeds available for Restoration and may apply any remaining Proceeds as a credit against any portion of the Debt selected by Lender in its sole discretion.
(d)Lender may elect at any time prior to or during the course of Restoration exceeding the Proceeds Threshold, at the Borrowers’ expense, an independent engineer or other consultant to review the plans and specifications, to inspect Restoration as it progresses and to provide reports.  If any matter included in a report by the engineer or consultant is unsatisfactory to Lender, in its reasonable discretion, Lender may suspend disbursement of the Restoration Funds until the unsatisfactory matters contained in the report are resolved to Lender’s reasonable satisfaction.
(e)If the affected Borrower fails to commence and complete Restoration in accordance with the terms of this Article (subject to the same cure rights applicable to defaults), then in addition to the Remedies, Lender may elect to restore the Improvements on such Borrower’s behalf and reimburse itself out of the Restoration Funds for costs and expenses incurred by Lender in restoring the Improvements, or Lender may apply the Restoration Funds as a credit against any portion of the Debt selected by Lender in its sole discretion.
(f)Lender may commingle the Restoration Funds with its general assets and will not be liable to pay any interest or other return on the Restoration Funds unless otherwise required by Law.  Lender will not hold any Restoration Funds in trust.  Lender may elect to deposit the Restoration Funds with a depository satisfactory to Lender under a disbursement and security agreement satisfactory to Lender.
(g)The Borrowers will pay all of Lender’s reasonable third party expenses incurred in connection with a Destruction Event or Restoration.  If the Borrowers fail to do so, then in addition to the Remedies, Lender may from time to time reimburse itself out of the Restoration Funds.
(h)If any excess Proceeds remain after Restoration, Lender may elect, in its sole discretion either to apply the excess as a credit against any portion of the Debt (in which event no Prepayment Premium shall be due under the Note) as selected by Lender in its sole discretion or to deliver the excess to the Borrowers.
Article VII

COMPLIANCE WITH LAW AND AGREEMENTS

The Borrowers hereby confirm that, as of the date hereof, the representations and warranties contained in this Article VII are true, correct and complete in all material respects and covenants that until the Debt has been repaid in full, it shall take the actions or refrain from taking the actions as required by this Article VII and shall cause any representations and warranties that are expressly prospective in nature to be true, correct and complete in all material respects on every day that the Debt is outstanding:

Section 7.1Compliance with Law.  The Borrowers, the Properties and the use of the Properties comply in all material respects and will continue to comply in all material respects with Law and with all agreements and conditions necessary to preserve and extend all rights, licenses, permits, privileges, franchises and concessions (including zoning variances, special exceptions and non-conforming uses) relating to the Properties or the Borrowers.  The Borrowers will notify Lender of the commencement of any investigation or Proceeding relating to a possible violation of Law promptly after any Borrower receives notice thereof and will deliver promptly to Lender copies of all material documents any Borrower receives or delivers in connection with such investigation or Proceeding.

Section 7.2Compliance with Agreements.  To the actual knowledge of the Borrowers, there are no defaults, events of defaults or events which, with the passage of time or the giving of notice, would constitute an event of default under the Property Documents.  The Borrowers will pay and perform all of their material obligations under the Property Documents as and when required by the Property Documents.  The Borrowers will use commercially reasonable efforts to cause all other parties to the Property Documents to pay and perform their material obligations under the Property Documents as and when required by the Property Documents.  The Borrowers will not amend or waive any provisions of the Property Documents in any material respects; exercise any options under the Property Documents; give any approval required or permitted under the Property Documents that would reasonably be expected to result in a Material Adverse Effect; cancel or surrender any of the Property Documents; or release or discharge or permit the release or discharge of any party to or entity bound by any of the Property Documents, without, in each instance, Lender’s prior approval (excepting therefrom all service contracts or other agreements entered into in the normal course of business that are cancelable upon not more than thirty (30) days’ notice).  The Borrowers promptly will deliver to Lender copies of any notices of default or of termination that any Borrower receives or delivers relating to any Property Document.
Section 7.3ERISA Compliance.
(a)No Borrower is or will be an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) that is subject to Title I of ERISA or a “plan” as defined in Section 4975(e)(1) of the Code that is subject to Section 4975 of the Code, and no Borrower’s assets are now or will hereafter constitute “plan assets” of one or more such plans for purposes of Title I of ERISA or Section 4975 of the Code.
(b)No Borrower is or will be a “governmental plan” within the meaning of Section 3(32) of ERISA and transactions by or with the Borrowers are not and will not be subject to any Laws regulating investments of and fiduciary obligations with respect to governmental plans.
(c)No Borrower will engage in any transaction which would cause any obligation or any action under the Loan Documents, including Lender’s exercise of the Remedies, to be a non-exempt prohibited transaction under ERISA.
Section 7.4Anti-Terrorism.
(a)None of the Borrowers or any Affiliates of any Borrower is in violation of any of the Anti-Terrorism Laws, including Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56), and the Bank Secrecy Act, 31 U.S.C. §5311 et seq.  Each Borrower covenants that neither it nor any of its Affiliates will at any time during the term of the Loan be in violation of any of the Anti-Terrorism Laws.  The foregoing representation and covenant regarding Affiliates excludes owners of shares of stock traded on a public United States regulated stock exchange.
(b)None of the Borrowers or any Affiliates of any Borrower is a Prohibited Person or is in violation of any of the Laws relating to Prohibited Persons. A “Prohibited Person” is (A) a Person designated as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website http://www.treasury.gov/ofac/downloads/t11sdn.pdf or at any replacement website or other replacement official publication of such list (the “OFAC List”), or any Person owned or controlled by or acting for or on behalf of such a Person; (B) an agency of the government of a country, or an organization controlled by a country, or a Person resident in a country that is subject to trade restrictions or a sanctions program under any of the economic sanctions of the United States administered by the United States Department of the Treasury’s Office of Foreign Assets Control; or (C) to the best of the Borrowers’ knowledge, a Person (including a country or government) with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Laws.  The Borrowers and their Affiliates will at all times comply with all Laws relating to Prohibited Persons.  The foregoing representation and covenant regarding Affiliates excludes owners of shares of stock traded on a public United States regulated stock exchange.
(c)The Loan proceeds will not be used for any illegal purposes and no portion of any Property or, to the best of the Borrowers’ knowledge without investigation, the direct or indirect ownership interest in any Borrower has been acquired with funds derived from illegal activities.
(d)The Borrowers covenant and agree to deliver to Lender any certification or other evidence requested from time to time by Lender in its reasonable discretion, confirming the Borrowers’ compliance with this Section 7.4. The representations and warranties set forth in said subparagraphs shall be deemed repeated and reaffirmed by the Borrowers as of each date that the Borrowers make a payment to Lender under the Loan Documents or receives any payment from Lender.
Article VIII

LEASING
Section 8.1Representations, Warranties and Covenants with Respect to Leases.  As of the date hereof, subject to the Borrowers’ disclosures to Lender in the certification of Rent Roll executed by the Borrowers and delivered to Lender in connection with the closing of the Loan including the Rent Roll attached thereto:
(a)(i) All of the Leases affecting the Properties as of the date of this Agreement (the “Existing Leases”) are in full force and effect; there are no defaults or matters that with the passage of time or giving of notice would constitute a default and there are no existing defenses or offsets to the payment of Rent under the Existing Leases, in each case, by any Borrower or, to the Borrowers’ knowledge, any other party; (iii) each Existing Lease represents the entire agreement between each Borrower and the applicable Tenant as to the leasing; and (iv) to the Borrowers’

knowledge, all of the Existing Leases are enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and creditors’ rights laws and principles of equity.
(b)Each of the Tenants under the Existing Leases is in occupancy, paying Rent, open and conducting business in its respective leased premises and, to the Borrowers’ knowledge is free from bankruptcy, reorganization or other Proceeding for the relief of debtors under any federal or state insolvency statute.
(c)The Borrowers have complied in all material respects with all obligations and satisfied all conditions (including any co-tenancy requirements) under the Existing Leases which the Borrowers as landlord must have complied with or satisfied on or before the date of this Agreement.
(d)The Borrowers are the landlords under the Leases, have the authority to assign the Leases and the Rents and there is not and will not be any assignment, pledge or mortgage of the Assigned Property other than the Assignments, except with Lender’s prior consent which may be withheld in Lender’s sole discretion.
(e)The Borrowers have not collected and will not collect Rents under the Leases, excluding security deposits, more than one (1) month in advance.
(f)The Borrowers have not discounted, compromised or discharged in any material respect and will not discount, compromise or discharge in any material respect any of Tenants’ obligations under the Major Leases.
(g)The Borrowers will perform the landlord’s obligations under the Leases in all material respects and will enforce the terms of the Leases to be performed by the Tenants in the exercise of the Borrowers’ commercially reasonable judgment.
Section 8.2Covenants Regarding Future Leasing.
(a)The Borrowers shall be permitted to enter into new Minor Leases and may amend, renew or extend, terminate, cancel, accept the surrender of or permit the assignment or sublet of any existing Minor Lease, without Lender’s prior consent.
(b)The Borrowers shall not, without the prior consent of Lender, not to be unreasonably withheld, conditioned or delayed:
(i)Enter into any new Major Lease or extend (except for extensions which the Tenant may exercise as a matter of right in accordance with the terms of such Major Lease), renew (except for renewals which the Tenant may exercise as a matter of right in accordance with the terms of such Major Lease), materially amend or materially modify any now or hereafter existing Major Lease;
(ii)Consent to or permit the assignment or subletting of any Major Lease (other than assignments or subleases permitted to the Tenant thereunder as a matter of right in accordance with the terms of such Major Lease);

(iii)Cancel, terminate or accept the surrender of any Major Lease, except for a termination due to the Tenant’s material default thereunder beyond applicable notice and cure periods; or
(iv)Materially alter, materially amend, materially modify or terminate the terms of any guaranty of any Major Lease.
(c)Not more than thirty (30) days after execution of each new non-residential Lease and each amendment, renewal or extension of any Lease by a Borrower and Tenant, the Borrowers will deliver to Lender a copy of such Lease certified by the Borrowers, together with a reasonably detailed lease abstract prepared by the Borrowers.
(d)Lender reserves the right to require the Borrowers to obtain subordination, non-disturbance and attornment agreements from non-residential Tenants that, in Lender’s reasonable determination under applicable Laws, are at risk of having their respective Leases automatically terminate in connection with Lender’s exercise of its Remedies.
Section 8.3Termination Payments.
(a)If any non-residential Lease is terminated or cancelled or leased premises surrendered, and any Borrower receives any termination, cancellation or surrender fee paid by a Tenant (each, a “Termination Fee”), such Borrower shall hold such Termination Fee in trust for the benefit of Lender to be applied in the manner described in this Section 8.3.
(b)The affected Borrower shall be entitled to retain a Termination Fee, solely for purposes of applying the same toward tenant improvement costs, leasing commissions and other expenses associated with the re-letting of vacant portions of the subject Property under new Leases approved by Lender (or for which Lender’s approval was not required), provided:
(i)No Event of Default exists;
(ii)No Cash Management Period is in effect; and
(iii)The Termination Fee to be received by the subject Borrower, together with all prior Termination Fees received by all Borrowers during the immediately preceding twelve (12) month period, shall be less than $500,000.
(c)If the conditions described in Section 8.3(b) are not fully satisfied, the Borrowers shall promptly, upon receipt, pay to Lender such Termination Fee (in excess of $500,000, if the only condition in Section 8.3(b) that is not satisfied is Section 8.3(b)(iii)), which shall be deposited into the Leasing Reserve.
Article IX

ENVIRONMENTAL
Section 9.1Environmental Representations and Warranties.  Except as disclosed in the Environmental Reports and to the Borrowers’ knowledge as of the date of this Agreement:

(a)no Environmental Activity has occurred or is occurring on the Properties other than the use, storage, and disposal of Hazardous Materials which (i) is in the ordinary course of business consistent with the Permitted Use; (ii) is in compliance with all Environmental Laws and (iii) has not resulted in Material Environmental Contamination of the Properties; and
(b)no Environmental Activity has occurred or is occurring on any property in the vicinity of any Property which has resulted in Material Environmental Contamination of such Property.
Section 9.2Environmental Covenants.
(a)The Borrowers will not cause or permit any Material Environmental Contamination of any Property.
(b)Borrower will not cause or permit any Environmental Activity to occur on any Property other than the use, storage and disposal of Hazardous Materials which (i) is in the ordinary course of business consistent with the Permitted Use; (ii) is in compliance with all Environmental Laws; and (iii) does not create a risk of Material Environmental Contamination of any Property.
(c)The Borrowers will notify Lender promptly upon such Borrower’s actual knowledge of (i) any Material Environmental Contamination of any Property or (ii) any Environmental Activity with respect to any Property that is not in accordance with the preceding subsection (b).  The Borrowers promptly will deliver to Lender copies of all material documents delivered to or received by any Borrower regarding the matters set forth in this subsection, including notices of Proceedings or investigations concerning any Material Environmental Contamination of any Property or Environmental Activity or concerning any Borrower’s status as a potentially responsible party (as defined in the Environmental Laws).  The Borrowers’ notification of Lender in accordance with the provisions of this subsection will not be deemed to excuse any Event of Default under the Loan Documents resulting from the violation of Environmental Laws or the Material Environmental Contamination of the Property or Environmental Activity that is the subject of the notice.  If any Borrower receives notice of a suspected violation of Environmental Laws in the vicinity of a Property that poses a risk of Material Environmental Contamination of such Property, the Borrowers will give Lender notice and copies of any material documents received relating to such suspected violation.
(d)From time to time at Lender’s request, the Borrowers will deliver to Lender any information known and documents available to any Borrower relating to the environmental condition of the Properties.
(e)Lender may perform or engage an independent consultant to perform an assessment of the environmental condition of the Properties (or any of them) and of Borrowers’ compliance with this Section at any time that Lender has reasonable cause to believe that there is Environmental Activity at a Property, or after the occurrence of and during the continuation of an Event of Default.  In connection with the assessment:  (i) Lender or such consultant may enter and inspect the Properties (or any of them) and perform tests of the air, soil, ground water and building materials; (ii) the Borrowers will cooperate and use commercially reasonable efforts to cause Tenants and other occupants of the applicable Property to cooperate with Lender or such consultant; (iii) the Borrowers will receive a copy of any final report prepared after the assessment, to be delivered to the Borrowers not more than ten (10) days after the Borrowers request a copy and execute Lender’s standard confidentiality and waiver of liability letter; (iv) the Borrowers will accept custody of and arrange for lawful disposal of any Hazardous Materials required to be disposed of as a result of the tests; (v) Lender will not have liability to the Borrowers with respect to the results of the assessment; and (vi) Lender will not be responsible for any damage to any Property resulting from the tests described in this subsection and the Borrowers will look solely to the consultants to reimburse the Borrowers for any such damage.  The consultant’s assessment and reports will be at the Borrowers’ expense (x) if the reports disclose any material adverse change in the environmental condition of any Property from that disclosed in the Environmental Reports; (y) if Lender engaged the consultant when Lender had reasonable cause to believe the Borrowers were not in compliance with the terms of this Article and, after written notice from Lender, the Borrowers failed to provide promptly reasonable evidence that the Borrowers are in compliance; or (z) if Lender engaged the consultant after the occurrence of an Event of Default.
(f)If Lender has reasonable cause to believe that there is Environmental Activity at any Property, Lender may elect in its sole discretion to release from the lien of the applicable Security Instrument any portion of the Property affected by the Environmental Activity and the Borrowers will accept the release.
Section 9.3Compliance with the Lodi, NJ Deed.
(a)The Borrowers represent, warrant and covenant that (i) there exist no violations of the Lodi, NJ Express Conditions, (ii) Lodi, NJ Borrower has not received any written notice from the Lodi, NJ Grantor alleging any violation of the Lodi, NJ Express Conditions, and (iii) the Lodi, NJ Grantor is not, as of the date hereof, entitled to exercise any reversion, forfeiture, re-entry, self-help or other rights described in the Lodi, NJ Deed.
(b)The Lodi, NJ Borrower will not take or fail to take any action at either of the Lodi, NJ Properties, and shall use commercially reasonable efforts to enforce the Leases at the Lodi, NJ Properties to prevent any tenant or other party to take or fail to take any action at either of the Lodi, NJ Properties, in violation of the Lodi, NJ Express Conditions.
(c)The Lodi, NJ Borrower will promptly notify Lender if (i) it obtains actual knowledge of the occurrence of any violation of the Lodi, NJ Express Conditions, or (ii) it receives a notice from the Lodi, NJ Grantor alleging a violation of the Lodi, NJ Express Conditions or asserting any of the Lodi, NJ Grantor’s reversion, forfeiture, re-entry, self-help or other rights described in the Lodi, NJ Deed.  If any violation exists or is alleged by the Lodi, NJ Grantor to exist, then the Lodi, NJ Borrower shall promptly commence a cure of the same and diligently prosecute the same to completion, to the satisfaction of Lender and the Lodi, NJ Grantor, in each case prior to the date that the Lodi, NJ Grantor shall be entitled to exercise its reversion, forfeiture, re-entry, self-help or other rights and remedies described in the Lodi, NJ Deed.
(d)The Lodi, NJ Borrower will not amend, or suffer the amendment, of the Express Conditions described in the Lodi, NJ Deed, or the rights and remedies afforded to the Lodi, NJ Grantor in respect of violations thereof, without Lender’s prior written consent, except to the extent such amendment eliminates or reduces the Lodi, NJ Borrower’s obligation to adhere to the Express Conditions or eliminates the Lodi, NJ Grantor’s rights and remedies with respect to violations thereof; provided that the Lodi, NJ Borrower shall provide written notice of any such elimination or reduction to Lender within ten (10) Business Days thereafter.
Article X

FINANCIAL REPORTING
Section 10.1Financial Reporting.
(a)The Borrowers will deliver to Lender within ninety (90) days after the close of each Fiscal Year (together with any change to the previously submitted Budgets), an annual financial statement (the “Annual Financial Statement”) for the Properties, on a consolidated basis and for each Property, individually, for the prior Fiscal Year, which will include a comparative balance sheet, an income and expense statement on a cash basis, including operating and capital expenditures and leasing costs, and if requested, all supporting schedules.  The Annual Financial Statement will be:
(i)certified by the Borrowers prior to any Event of Default and during any Event of Default audited by a CPA and accompanied by an opinion of the CPA that, in all material respects, the Annual Financial Statement fairly presents the financial position of the Property; and
(ii)separate and distinct from any consolidated statement or report for the Borrowers or any other entity or any other property.
(b)Simultaneously with the delivery of the Annual Financial Statement to Lender, Borrower will deliver the following:
(i)An annual certification of the Rent Roll executed by the Borrowers, or the manager of the Properties, as agents of the Borrowers, in the form attached hereto in Exhibit F, without any material deviation or exception, unless otherwise approved by Lender.
(c)Within ninety (90) days after the close of each Fiscal Year, Borrower shall cause Guarantor to deliver Guarantor’s comparative balance sheet, an income and expense statement on a cash basis, including operating and capital expenditures and leasing costs, and if requested, all supporting schedules certified by Guarantor for such Fiscal Year.  Such financial information shall include a calculation of any financial covenants to be maintained by Guarantor pursuant to any indemnity or guaranty in favor of Lender in connection with the Loan.
(d)The Borrowers will keep full and accurate Financial Books and Records for each Fiscal Year.  The Borrowers will permit Lender or Lender’s accountants or auditors to inspect or audit the Financial Books and Records from time to time upon reasonable advance notice (except during the existence of an Event of Default, in which case notice shall not be required).  The Borrowers will maintain the Financial Books and Records for each Fiscal Year for not less than three (3) years after the date the Borrowers deliver to Lender the Annual Financial Statement and the other financial certificates, statements and information to be delivered to Lender for the Fiscal Year.  Financial Books and Records will be maintained at the Borrowers’ address set forth in Section 17.1 or at any other location provided the Borrowers give Lender prompt written notice of such relocation.
Section 10.2Interim Financial Information and Rent Roll.
(a)The Borrowers will deliver to Lender within forty-five (45) days after the end of each quarter (i) cash basis income and expense statements for the Properties, on a consolidated basis and for each Property, individually, for the immediately preceding fiscal quarter, as well as for the year-to-date, (ii) a current Rent Roll, and (iii) any material changes to the Budgets, it being understood and agreed that, if so requested by Lender, each item required to be delivered pursuant to this subsection (a) shall be accompanied by a certification from the Borrowers confirming that the information so delivered is true, correct and complete in all material respects;
(b)Simultaneously with the delivery of the financial reports set forth in Section 10.2(a) above, the Borrowers will deliver to Lender a certificate disclosing any contracts with Affiliates (other than the Management Agreements) in connection with the Properties since the date of the most recent certificate; and
(c)The Borrowers will promptly deliver to Lender any other unaudited information with respect to the operation and management of the Borrowers and the Properties as Lender may reasonably request from time to time.
Section 10.3Annual Budget.  Not less than thirty (30) days after the end of each Fiscal Year, the Borrowers will deliver to Lender the following:
(a)Detailed comparative budgets (collectively, the “Budgets”) for the Properties, on a consolidated basis and for each Property, individually, for the then current and succeeding Fiscal Year showing anticipated Rents and Operating Expenses, including projected capital and tenant improvement costs, and any other information Lender reasonably requests.  The Borrowers waive any defense or right of offset to the Obligations, and any claim or counterclaim against Lender, arising out of any discussions between the Borrowers and Lender regarding any Budget or revised Budget delivered to Lender, including any defense, right of offset, claim or counterclaim alleging in substance, that by virtue of such delivery, discussions or resolution, Lender has interfered with, influenced or controlled the Borrowers or the operations at the Properties; and
(b)A lease rollover schedule for the subsequent two (2) Fiscal Years and a marketing plan (if applicable) for each Property, individually, which shall include any information the Borrowers or the manager may have for any vacant or rollover space, leasing commissions, tenant improvement costs and other capital costs in the Properties.
Section 10.4Material Non-Public Information.  Prior to delivering any information that may constitute material non-public information with respect to a company whose shares are publicly traded, the Borrowers shall endeavor to notify Lender in advance of any such proposed delivery, it being understood and agreed, however, that (i) all financial information and leases delivered to Lender in accordance with the terms of this Loan Agreement may contain material non-public information and (ii) any breach of this provision by the Borrowers shall not constitute a default or Event of Default hereunder.  For purposes of clarity, the Borrower and Lender agree that all information delivered to Lender by Borrowers relating to each Borrower may contain material non-public information and the Borrowers shall not be obligated to send a separate notice of such in advance of the delivery of the same.  All information received by Lender regarding the Properties or the financial status of the Borrowers or Guarantor will be deemed confidential information and will not be disclosed by Lender other than to (i) its directors, officers, employees, professional advisors, (ii) Affiliates and such Affiliates’ directors, officers, employees, and professional advisors, (iii) any governmental representative, authority or regulatory authority or as required in any legal or regulatory proceeding, or (iv) potential purchasers or investors in connection with the sale, transfer, syndication or participation of the Loan and their directors, officers, employees, professional advisors, provided that in such circumstance Lender will use commercially reasonable efforts to require such information be held confidential by such potential purchasers or investors and their directors, officers, employees, professional advisors.

Article XI

EXPENSES AND DUTY TO DEFEND
Section 11.1Payment of Expenses.
(a)The Borrowers are obligated to pay all reasonable out-of-pocket fees and expenses (the “Expenses”) that are (i) actually incurred by any Indemnified Party in respect of the Loan, any Loan Document, the Properties or the Borrowers; (ii) charged by Lender in consideration of processing any request by or on behalf of the Borrowers for an action or consent of Lender under the Loan Documents, which charges will be determined by Lender in its reasonable discretion and will be similar to charges imposed on similar borrowers under similar circumstances; or (iii) are otherwise payable pursuant to the terms hereof or of the other Loan Documents in connection with the Loan, the Properties or the Borrowers, including reasonable attorneys’ fees and expenses and any fees and expenses relating to (A) the preparation, execution, acknowledgment, delivery and recording or filing of the Loan Documents; (B) any Proceeding or other claim asserted against Lender or any Proceeding described in Section 4.11; (C) any inspection, assessment, survey and test permitted under the Loan Documents; (D) any Destruction Event; (E) the preservation of trustee’s title, Lender’s security and the exercise of any rights or remedies available at Law, in equity or otherwise; (F) administration of the Loan; (G) the Leases and the Property Documents; and (H) any Proceeding in or for bankruptcy, insolvency, reorganization or other debtor relief or similar Proceeding relating to the Borrowers, the Properties or any Person liable under any guarantee, indemnity or other credit enhancement delivered in connection with the Loan.  Notwithstanding the foregoing or anything to the contrary in any Loan Documents, the Borrowers will not be required to pay or reimburse any Expenses incurred by any Indemnified Party due to the bad faith, gross negligence or willful misconduct of any Indemnified Party.
(b)The Borrowers will pay the Expenses promptly on demand, together with any applicable interest, premiums or penalties as may be expressly provided herein.  If any Indemnified Party pays any of the Expenses, the Borrowers will reimburse such Indemnified Party the amount paid promptly upon demand, together with interest on such amount at the Interest Rate from the date such Indemnified Party paid the Expenses through and including the date Borrower reimburses such Indemnified Party.  The Expenses together with any applicable interest, premiums or penalties as may be expressly provided herein constitute a portion of the Debt secured by the Security Instruments.
Section 11.2Duty to Defend.  If Lender or any of its trustees, officers, participants, employees or Affiliates is a party in any Proceeding relating to any Property, any Borrower or the Loan (unless resulting from the bad faith, gross negligence or willful misconduct of Lender or any of its trustees, officers, participants, employees or affiliates), the Borrowers will indemnify and hold harmless the party and will defend the party with attorneys and other professionals retained by the Borrowers and reasonably approved by Lender.  Lender may elect to engage its own attorneys and other professionals, at the Borrowers’ expense, to defend or to assist in the defense of the party.  In all events, case strategy will be determined by Lender if Lender so elects and no Proceeding will be settled without Lender’s prior approval, which will not be unreasonably withheld.
Article XII

TRANSFERS, LIENS AND ENCUMBRANCES
Section 12.1Prohibitions on Transfers, Liens and Encumbrances.
(a)The Borrowers acknowledge that in making the Loan, Lender is relying to a material extent on the business expertise and net worth of the Borrowers and the Borrowers’ general partners, members or principals and on the continuing interest that each of them has, directly or indirectly, in the Properties.  Accordingly, except as specifically set forth in this Agreement, the Borrowers (i) will not, and will not permit, any Transfer without Lender’s prior approval, which may be withheld in Lender’s sole discretion, and (ii) will keep the Properties free from all liens and encumbrances other than the lien of the Security Instruments and the Permitted Exceptions.
(b)The Borrowers represent, warrant and covenant that the organizational chart attached hereto as Exhibit G is complete and accurate and illustrates all Persons who have a direct or indirect ownership or controlling interest in the Borrowers (or any of them).
Section 12.2Permitted Transfers.  Notwithstanding the prohibitions regarding Transfers, but subject to satisfaction of the conditions set forth in Section 12.3, the following Transfers shall be permitted (each, a “Permitted Transfer”):
(a)A One-Time Sale;
(b)Any Transfer of direct or indirect ownership interests in Borrower;
(c)Any Transfer of indirect interests in the Borrowers through acquisition or disposition of publicly traded equity shares or units through an internationally recognized reputable public stock exchange (each, a “Public Exchange Transfer”);
(d)Any Transfer of indirect interests in the Borrowers held by an individual to such individual’s immediate family members for estate planning purposes (or to trusts, limited partnerships or other estate planning vehicles for the benefit of one or more immediate family members);
(e)(i) Issuance of passive stock, passive limited partnership units or passive membership interests in any fund that is a direct or indirect owner of the Borrowers, and Transfers of the same (including, without limitation, Transfers of direct or indirect interests in the holders of such units or interests) and (ii) a conversion of Key Principal and/or its general partner to an open-end fund (any of the foregoing, (a “Fund Transfer”); and
(f)Issuance of preferred shares or units, by the Borrowers or any of their direct or indirect owners, of up to 125 shares or units at not more than $1,000 per share or unit, solely in order to comply with applicable real estate investment trust requirements under the Code, and any subsequent Transfers of such preferred shares or units by the holders thereof (a “REIT Transfer”).
Section 12.3Conditions to Permitted Transfers.
(a)The following conditions shall be satisfied prior to consummating any Permitted Transfer:
(i)No Permitted Transfer, other than a Public Exchange Transfer, a Fund Transfer or a REIT Transfer, shall be consummated at any time while an Event of Default exists.
(ii)The Borrowers  shall submit written notice of the Permitted Transfer to Lender, which notice shall include: (i) an update to the Borrowers’ organizational chart delivered for the original Loan closing, and containing a substantially similar level of information and detail, (ii) a certification that such Permitted Transfer was, or will be, consummated in full compliance with the conditions set forth herein, and (iii) sufficiently detailed information to enable Lender to determine that the Permitted Transfer complies with the terms of this Section.  For a One-Time Sale or any other Permitted Transfer that will result in a transferee becoming a Significant Transferee, such notice shall be given not less than forty-five (45) days prior to the intended date of such Permitted Transfer.  For all Permitted Transfers, such notice shall be delivered within thirty (30) days following consummation thereof.  The foregoing notwithstanding, no notice shall be required for a Public Exchange Transfer, a Fund Transfer or a REIT Transfer, except to the extent the same results in a transferee becoming a Significant Transferee.
(iii)No Permitted Transfer shall be construed as Lender’s consent to, or waiver of, any of the Borrowers’ representations, warranties and covenants set forth in this Agreement, including without limitation those matters set forth in Section 3.3, Section 3.4, Section 4.4, Section 7.3 and Section 7.4.  In furtherance of the foregoing, no Permitted Transfer shall result in a change in any Management Agreement or the identity of any Property Manager without the Borrowers’ full compliance with Section 4.4.
(iv)Except in connection with a One-Time Sale, after giving effect to a Permitted Transfer, the Key Principal shall retain Control over the Borrowers and shall continue to own, directly or indirectly, not less than fifty percent (50%) of the economic interest in the Borrowers.

(v)In connection with a One-Time Sale or any other Permitted Transfer that will result in a transferee becoming a Significant Transferee, as of the date of the Borrowers’ notice to Lender and as of the closing of the Permitted Transfer, the proposed transferee and its constituent entities at all levels: (A) have never threatened litigation against Lender or been an adverse party to Lender in any litigation, (B) have never been in monetary default under any other investment with Lender, (C) do not violate Lender’s individual or related borrower limits as established by Lender from time to time in its sole discretion, (D) have never filed for bankruptcy or made a general assignment for the benefit of its creditors, (E) are not listed as a “specially designated national and blocked person” on the OFAC List and otherwise are not in violation of any Anti-Terrorism Law, and (F) do not, in Lender’s sole discretion, bear adverse “headline risk” due to recognition by reputable sources for transacting or dealing with organizations that support terrorism, incent political unrest, are involved in drug or human trafficking, violate human rights or are involved in criminal activity.
(vi)The Borrowers or transferee shall have paid all of Lender’s  reasonable out-of-pocket costs and expenses incurred in reviewing the subject Permitted Transfer.
(vii)In connection with a One-Time Sale:
(A)To the extent requested by Lender, the Borrowers deliver customary public record searches (including bankruptcy, litigation, Uniform Commercial Code lien, tax lien, judgment lien searches in the appropriate jurisdictions) relating to the proposed transferee and any other party reasonably related to the proposed Permitted Transfer, reflecting no adverse matters.
(B)The proposed transferee, together with the parent company that directly or indirectly owns said transferee, must have a net worth of at least $500,000,000.00 (excluding the Properties), must be acceptable to Lender in its sole discretion and must be an Institutional Investor or developer with a reputation and experience comparable to Borrowers’ direct or indirect parent company as of the date of this Agreement, unless such requirements are waived by Lender in its sole discretion.
(C)To the extent applicable, the proposed transferee has expressly assumed the obligations of the Borrowers under the Property Documents and under the Loan Documents and shall execute such documents and agreements as Lender shall reasonably require to evidence and effectuate said assumption and delivers such legal opinions as Lender may require.
(D)A Person acceptable to Lender in its sole discretion shall have executed and delivered a guaranty of the Borrowers’ recourse obligations under Section 15.1 of this Agreement and an environmental indemnity, in each case, satisfactory to Lender in its sole discretion.
(E)Lender shall have confirmed that, as of the date of the One-Time Sale, the loan to value ratio of the Properties is no greater than sixty five percent (65%), with the value to be determined by the purchase price of the Properties pursuant to an executed purchase and sale agreement with a bona fide third party purchaser, provided however, the Borrowers may, in their sole discretion, prepay a portion of the Principal as part of the One-Time Sale in order to satisfy the foregoing underwriting condition, provided that such prepayment complies with the requirements of Section 2.3 of this Loan Agreement.
(F)Lender shall have confirmed that immediately prior to the proposed One-Time Sale, the Debt Service Coverage at the time of the One-Time Sale is projected by Lender to be at least 1.70x, provided however, the Borrowers may, in their sole discretion, prepay a portion of the Principal as part of the One-Time Sale in order to satisfy the foregoing underwriting condition, provided that such prepayment complies with the requirements of Section 2.3 of this Loan Agreement.
(G)In connection with a One-Time Sale only, Lender is paid a transfer fee of one-half of one percent (0.5%) of the outstanding Principal (after prepayment, if any, under clause (E) or clause (F) above) and a reasonable processing fee relating to the transfer.
(H)Lender approves all other legal matters.
Section 12.4Release Rights.
(a)During the Term of the Loan, if the Borrowers propose to sell a parcel (the “Release Parcel”) which is part of any Property to a bona fide third party purchaser, or if an Event of Default has occurred with respect to any Property, and the Borrowers propose to repay the amount of the Loan necessary to affect the release of such property in order to cure the Event of Default (a “Release to Cure”) then as limited below, the Borrowers will be permitted to obtain a release (a “Release”) of the Release Parcel subject to the following conditions and limitations for each Release:
(i)The Release is solely for the purpose of a transfer of the Release Parcel to an unaffiliated bona fide purchaser or in connection with a Release to Cure;
(ii)Not less than thirty (30) days prior to the date of the Release, the Borrowers deliver to Lender (A) a notice (which notice may be subsequently revoked) setting forth (1) the anticipated date of the Release (provided the date of the actual Release may be revised to coincide with the sale of the applicable Property), (2) the name of the proposed transferee (if known at such time); and (3) any other information reasonably necessary for Lender to analyze the terms of the Release, and (B) a non-refundable fee of $25,000 for each Release;
(iii)There is no Event of Default under the Loan Documents on either the notice date or the date of the Release other than one which will be cured or eliminated by a Release to Cure;
(iv)The Borrowers pay all of Lender’s reasonable third party fees and expenses relating to the Release, including title costs and outside counsel fees, if applicable;
(v)The Borrowers deliver to Lender copies of the executed documents evidencing the transfer of the Release Parcel as provided in subsection (i) above (which may be through the closing escrow);

(vi)The aggregate loan to value ratio of the remaining Properties excluding the Release Parcel will be the lesser of (A) sixty five percent (65%) and (B) the aggregate loan to value ratio of the Properties including the Release Parcel immediately prior to the Release, as determined by an appraisal satisfactory to Lender, paid for by the Borrowers and prepared by an appraiser appointed by Lender, provided, however, the Borrowers may, in their sole discretion, prepay a portion of the Principal as part of the Release in order to satisfy the foregoing loan to value requirement, provided that such prepayment complies with the requirements of Section 2 of this Loan Agreement;
(vii)The Debt Service Coverage determined immediately following the Release is projected by Lender to equal or exceed the greater of (A) 1.70x, and (B) the Debt Service Coverage determined immediately prior to the Release, provided, however, the Borrowers may, in their sole discretion, prepay a portion of the Principal as part of the Release in order to satisfy the foregoing Debt Service Coverage requirement, provided that such prepayment complies with the requirements of Section 2.3 of this Loan Agreement;
(viii)Lender receives (A) one hundred five percent (105%) of the Allocated Loan Amount allocated to the Release Parcel (the “Release Amount”) to be applied to the Principal; (B) accrued interest and all other sums due on the Loan allocated to the Release Parcel; and (C) the Prepayment Premium (for purposes of determining such Prepayment Premium (1) the “Prepayment Date Principal” shall equal the principal amount being prepaid and (2) the “Note Payment” shall mean each of (x) the scheduled Debt Service Payments (determined as if the principal balance of the Loan was equal to the Release Amount) for the period from the date of the Release through the date which is one hundred twenty (120) days prior to Maturity Date and (y) the Release Amount); and in connection with such payment of the Release Amount, Lender shall reset the monthly installments of Debt Service based on the new Principal amount and the remaining Term;
(ix)The Borrowers satisfy such conditions as Lender may reasonably require to the Release including providing any consents or approvals which may be necessary pursuant to laws or documents affecting the Release Parcel and that the Properties which remain encumbered by the Security Instruments comply in all material respects with applicable Law and has direct access to streets and utilities and Borrower delivers to Lender any other information, approvals and documents reasonably required by Lender relating to the Release;
(x)The Borrowers and Guarantor (if any) shall execute amendments to the Loan Documents to the extent necessary (as determined by and reasonably acceptable to Lender) and shall deliver to Lender such other documents, instruments, opinions and certificates as Lender shall deem necessary, in its reasonable discretion; and
(xi)The Release shall not materially negatively impact the Properties with regard to overall credit risk, tenant concentration risk, tenant quality, geographic risk, lease expiration and similar matters (taken as a whole), in each case as determined by Lender in its sole discretion. Lender will not have any obligation to release a property if (A) Leases of more than thirty percent (30%) of the aggregate net rentable square footage of the Properties, exclusive of the Release Parcel, would expire within twelve (12) months following the date of Release or within twelve (12) months before or after the Maturity Date of the Loan, (B) Leases of more than thirty percent (30%) of the aggregate net rentable square footage of the Properties, exclusive of the Release Parcel, would expire during any twelve (12) month period during the remainder of the Term, (C) more than thirty percent (30%) of the aggregate net rentable square footage of the Properties, exclusive of the Release Parcel, would be leased to Amazon.com Services LLC, a Delaware limited liability company, or any of its Affiliates; or (D) all or a portion of the Properties generating more than forty percent (40%) of the aggregate base rent from all of the Properties, exclusive of the Release Parcel, would be leased to Amazon.com Services LLC, a Delaware limited liability company, or any of its Affiliates.
(b)In connection with any Release, the following limitations will apply:
(i)No Release will be allowed during the first eighteen (18) months of the Term;
(ii)The aggregate number of Releases allowed during the Term may not exceed two (2); provided, however, that if any two (2) or more parcels comprising a single Property are released simultaneously or in connection with a coordinated transaction, such transaction shall count as only one Release;
(iii)No Release will be permitted which would cause the aggregate of the Release Amounts to exceed $230,570,000.00; and
(iv)In any six (6) month period, there shall be no more than one (1) Release.
Section 12.5Substitution.
(a)During the Term of the Loan, if the Borrowers propose to sell a parcel (the “Substituted Parcel”) which is part of any Property to a bona fide third party purchaser, or if an Event of Default has occurred with respect to any Property, and the Borrowers propose to replace such property in order to cure the Event of Default (a “Substitution to Cure”), then as limited below, the Borrowers will be permitted to substitute (a “Substitution”) a parcel (the “Substitution New Parcel”) and obtain a release from Lender’s lien for the Substituted Parcel subject to the satisfaction of the following conditions and limitations, satisfaction to be determined by Lender in its reasonable discretion except as otherwise expressly stated:
(i)Lender receives not less than forty-five (45) days prior written notice of the Substitution, such notice to include (A) a full package of information concerning the Substitution New Parcel and (B) the payment of a non-refundable fee of $40,000 for each Substitution;
(ii)The Borrowers pay, within ten (10) days of notice by Lender, a deposit for the costs of any appraisal, engineering or environmental reports required in connection with the Substitution in an amount reasonably determined by Lender;
(iii)There is no Event of Default in existence on either the notice date or the date of the Substitution, other than one which will be cured or eliminated by a Substitution to Cure;

(iv)The Borrowers pay all of Lender’s reasonable third party fees and expenses relating to the Substitution, including third party reports, title costs and outside counsel fees, if applicable;
(v)Prior to release of the Substituted Parcel, Lender receives evidence satisfactory to Lender that the Substituted Parcel is being sold to a bona fide third party purchaser or to an affiliate or subsidiary in connection with a Substitution to Cure;
(vi)The quality of the Substitution New Parcel is comparable to or better than the Substituted Parcel as reasonably determined by Lender;
(vii)The appraised value of the Substitution New Parcel is the greatest of the following values:  (A) the actual appraised value of the Substituted Parcel or the appraised value allocated to the Substituted Parcel as part of the pool of Properties originally subject to the Loan, in either case determined at the time of the making of the Loan; (B) the appraised value of the Substituted Parcel at the time of the Substitution (the appraised values described in (A) and (B) to be determined by appraisals satisfactory to Lender, paid for by Borrower and prepared by an appraiser appointed by Lender); and (C) the purchase price of the Substituted Parcel pursuant to an executed purchase and sale agreement with a bona fide third party purchaser;
(viii)The Debt Service Coverage determined immediately following the Substitution (exclusive of the Substituted Parcel but inclusive of the Substitution New Parcel) is projected by Lender to equal or exceed the greater of (A) 1.70x, or (B) the Debt Service Coverage immediately preceding the Substitution; provided however, Borrower may, in its sole discretion, prepay a portion of the Principal as part of the Substitution in order to satisfy the foregoing Debt Service Coverage requirement, provided that such prepayment complies with the requirements of Section 2.3 of this Loan Agreement; and in connection with such payment of the Release Amount, Lender shall reset the monthly installments of Debt Service based on the new Principal amount and the remaining Term;
(ix)The Substitution New Parcel (A) conforms in all respects to Lender’s underwriting standards and criteria as well as such other environmental, engineering, legal or title requirements, as Lender may determine in its sole discretion, and (B) will not negatively impact the Loan with regard to overall credit risk, tenant concentration risk, geographic risk, tenant quality, lease expiration and similar matters (taken as a whole), as determined by Lender in its sole discretion.  Lender will have no obligation to approve a sale of a parcel and Substitution if (A) Leases of more than thirty percent (30%) of the aggregate net rentable square footage of the Properties exclusive of the Substituted Parcel but inclusive of the Substitution New Parcel would expire within twelve (12) months following the date of Substitution or within twelve (12) months before or after the Maturity Date of the Loan, (B) Leases of more than thirty percent (30%) of the aggregate net rentable square footage of the Property exclusive of the Substituted Parcel but inclusive of the Substitution New Parcel would expire during any twelve (12) month period during the remainder of the Term, (C) more than thirty percent (30%) of the aggregate net rentable square footage of the Properties, exclusive of the Release Parcel, would be leased to Amazon.com Services LLC, a Delaware limited liability company, or any of its Affiliates; or (D) all or a portion of the Properties generating more than forty percent (40%) of the aggregate base rent from all of the Properties, exclusive of the Release Parcel, would be leased to Amazon.com Services LLC, a Delaware limited liability company, or any of its Affiliates;
(x)The Borrowers and Guarantor (if any) shall execute and deliver appropriate amendments to the Loan Documents reasonably satisfactory to Lender making the Substitution New Parcel part of the security for the Loan, and an environmental indemnity with respect to the Substitution New Parcel and Lender receives such title assurances and endorsements to its existing policies confirming the priority of its lien on the Substitution New Parcel and extending the coverage of all insurance (including endorsements) offered under the existing policies to the Substitution New Parcel, consenting to the release of the Substituted Parcel, and otherwise confirming no adverse changes in title coverage or the amount thereof, all consistent with those executed or delivered in connection with the initial closing of the Loan;
(xi)The Borrowers and the Substitution New Parcel satisfy in a timely fashion each of the closing conditions required at the time of the making of the Loan that would have been applicable if the Substitution New Parcel had been included in the original Properties;
(xii)The Borrowers satisfy such conditions as Lender may reasonably require to the Substitution including providing any consents or approvals which may be necessary pursuant to Laws or documents affecting the Substituted Parcel and that the Properties which remains encumbered by the Security Instruments comply in all material respects with applicable Law and has direct access to streets and utilities; and
(xiii)Lender receives evidence satisfactory to Lender that the owner of the Substituted New Parcel is in compliance with the single purpose entity requirements herein and that the Substituted Parcel has been transferred to a third party which is not an Affiliate of any Borrower, except in connection with a Substitution to Cure.
(b)In connection with any Substitution, the following limitations will apply:
(i)No Substitution will be allowed during the first eighteen (18) months of the Term;
(ii)No more than four (4) Substitutions will be allowed during the Term; provided, however, that if any two or more parcels comprising a Property are substituted simultaneously or in connection with a coordinated transaction, such substitution shall only count as one (1) Substitution;
(iii)After giving effect to the proposed Substitution, the aggregate loan to value ratio of the aggregate amount of the appraised value of the Substitution New Parcel and the appraised values of the other Properties that will remain subject to the Loan (measured as of the date of such Substitutions) shall not exceed sixty five percent (65%); and
(iv)In any six (6) month period, there shall be no more than one (1) Substitution; provided however, that if any two or more parcels comprising a Property are substituted simultaneously or in connection with a coordinated transaction, such substitution shall only count as one (1) Substitution.

Article XIII

ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS
Section 13.1Further Assurances.
(a)The Borrowers will execute, acknowledge and deliver to Lender, or any other entity Lender designates, any additional or replacement documents and perform any additional actions that Lender determines are reasonably necessary to evidence, perfect or protect Lender’s first liens on and prior security interests in the Properties or to carry out the intent or facilitate the performance of the provisions of the Loan Documents.
(b)Each Borrower appoints Lender as its attorney-in-fact to perform, at Lender’s election, any actions reasonably necessary to effectuate the actions described in this Section, in each instance only at Lender’s election and only to the extent such Borrower has failed to comply with the terms of this Section.  The foregoing appointment is a power coupled with an interest and irrevocable.
Section 13.2Estoppel Certificates.
(a)Within ten (10) days of Lender’s request, the Borrowers will deliver to Lender, or to any entity Lender designates, a certificate certifying (i) the original principal amount of the Note; (ii) the unpaid principal amount of the Note; (iii) the Interest Rate; (iv) the amount of the then current Debt Service Payments; (v) the Maturity Date; (vi) the date a Debt Service Payment was last made; (vii) that, to the Borrowers’ actual knowledge, except as may be disclosed in the statement, there are no Events of Default or events which, with the passage of time or the giving of notice, would constitute an Event of Default; and (viii) to the Borrowers’ actual knowledge, there are no offsets or defenses against any portion of the Obligations except as may be disclosed in the statement.
(b)If Lender requests, the Borrowers will use commercially reasonable efforts to promptly deliver to Lender or to any entity Lender designates a certificate from each party to any Property Document, certifying that the Property Document is in full force and effect, that, to such party’s actual knowledge, except as may be disclosed in such certificate, there are no defaults or events which, with the passage of time or the giving of notice, would constitute an event of default under the Property Document,  and that, to such party’s actual knowledge, there are no defenses or offsets against the performance of its obligations under the Property Document.
(c)If Lender requests, the Borrowers will use commercially reasonable efforts to promptly deliver to Lender, or to any entity Lender designates, a certificate from each non-residential tenant under a Lease then affecting the Properties, certifying to any facts regarding the Lease as Lender may reasonably require, including that the Lease is in full force and effect that, to such tenant’s actual knowledge, except as may be disclosed in such certificate, there are no defaults or events which, with the passage of time or the giving of notice, would constitute an event of default under the Lease by any party, that the rent has not been paid more than one month in advance and that, to such tenant’s actual knowledge, the tenant claims no defense or offset against the performance of its obligations under the Lease.

Article XIV

DEFAULTS AND REMEDIES
Section 14.1Events of Default.  The term “Event of Default” means the occurrence of any of the following events:
(a)if the Borrowers fail to pay (i) any Debt Service Payment or any required deposit into a Reserve, as and when required, and the failure continues for a period of five (5) days, (ii) all amounts due on the Maturity Date, or (iii) any other amount due under any Loan Document, and the failure continues for a period of five (5) days following written demand;
(b)if any Borrowers or Guarantor makes a general assignment for the benefit of creditors or generally is not paying, or is unable to pay, or admits in writing its inability to pay, its debts as they become due; or if any Borrower, Guarantor or any other party commences any Proceeding (A) relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, in each instance with respect to any Borrower or Guarantor; (B) seeking to have an order for relief entered with respect to any Borrower or Guarantor; (C) seeking attachment, distraint or execution of a judgment with respect to any Borrower or Guarantor; (D) seeking to adjudicate any Borrower or Guarantor as bankrupt or insolvent; (E) seeking reorganization, arrangement, adjustment, winding-up, liquidation, division, dissolution, composition or other relief with respect to any Borrower, Guarantor or their respective debts; or (F) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for any Borrower or Guarantor or for all or any substantial part of any Borrower’s or Guarantor’s assets, provided that if the Proceeding is commenced by a party other than a Borrower Party, the affected Borrower or Guarantor (as applicable) will have one hundred twenty (120) days to have the Proceeding dismissed or discharged before an Event of Default occurs;
(c)if any Borrower is in default beyond any applicable grace and cure period under any other mortgage, deed of trust, deed to secure debt or other security agreement encumbering a Property whether junior or senior to the lien of the applicable Security Instrument;
(d)if there is a default beyond any applicable grace and cure period under any indemnity or guaranty in favor of Lender in connection with the Loan;
(e)if an Event of Default occurs under any other Loan Document;
(f)if a Transfer occurs except in accordance with the provisions of this Agreement;
(g)except in connection with temporary closures for maintenance, construction or remodeling, if any Borrower abandons its Property or ceases to conduct its business at its Property for a period of thirty (30) consecutive days;
(h)if there is a default in the performance of any other provision of any Loan Document or if there is any material inaccuracy or falsehood in any representation or warranty (when such representation or warranty is made or deemed re-made) contained in any Loan Document or any indemnity or guaranty in favor of Lender delivered to Lender in connection with the Loan or in connection with any loan cross-collateralized with the Loan, which is not remedied within thirty (30) days after a Borrower receives notice thereof, provided that if the default, inaccuracy or falsehood is of a nature that it cannot be cured within the thirty (30) day period and during that period the applicable Borrower commences to cure, and thereafter diligently continues to cure, the default, inaccuracy or falsehood, then the thirty (30) day period will be extended for a reasonable period not to exceed one hundred twenty (120) days after the notice to the Borrowers;
(i)if the Borrowers fail to appoint a new property manager in the time period required pursuant to Section 4.3(c) (provided, that if Borrowers propose a new property manager within such time period and Lender does not approve such proposed property manager, such time period will be extended until such date as Lender approves an alternative proposed property manager);
(j)if any Borrower violates any covenant contained within Section 3.3, which violation has a Material Adverse Effect; or
(k)if Lodi, NJ Borrower violates any covenant contained within Section 9.3 beyond any applicable notice or cure periods set forth therein.
Section 14.2Acceleration.  If an Event of Default occurs and is continuing, Lender may declare all or any portion of the Debt immediately due and payable (“Acceleration”) and exercise any of the other Remedies.
Section 14.3Remedies.  If an Event of Default occurs, Lender or any Person designated by Lender may (but shall not be obligated to) take any action (separately, concurrently, cumulatively, and at any time and in any order) permitted under any Laws, without notice, demand, presentment, or protest (all of which are hereby waived, except to the extent applicable law prohibits such waiver), to protect and enforce Lender’s rights under any Loan Document or Laws including the actions set forth in Section 7.2 of the Security Instrument.
Article XV

LIMITATION OF LIABILITY
Section 15.1Limitation of Liability.
(a)Notwithstanding any provision in the Loan Documents to the contrary, except as set forth in subsections (b) and (c), if Lender seeks to enforce the collection of the Debt, Lender will foreclose the Security Instruments instead of instituting suit on the Note.  If a lesser sum is realized from a foreclosure of the Security Instruments and sale of the Properties than the then-outstanding Debt, Lender will not institute any Proceeding against the Borrower or any Guarantor for or on account of the deficiency, except as set forth in subsections (b) and (c).  In no event will Lender institute any Proceeding against any general partner, member, or other direct or indirect owner of any Borrower for any deficiency or any other matter related to the Loan, except to the extend Lender is required under applicable Law to institute a Proceeding against the general partner of a Borrower which is a limited partnership in order to recover against such limited partnership Borrower.

(b)The limitation of liability in subsection (a) will not affect or impair (i) the lien of the Security Instruments or Lender’s other rights and Remedies under the Loan Documents, including Lender’s right as mortgagee or secured party to commence an action to foreclose any lien or security interest Lender has under the Loan Documents; (ii) the validity of the Loan Documents or the Obligations; (iii) Lender’s rights under any Loan Document that are not expressly non-recourse; or (iv) Lender’s right to present and collect on any letter of credit or other credit enhancement document held by Lender in connection with the Obligations.
(c)The following are excluded and excepted from the limitation of liability in subsection (a) and Lender may recover personally against Borrower for the following:
(i)all Losses incurred by Lender relating to any fraud, intentional misrepresentation or intentional omission by any Borrower Party acting at the specific direction or request or with the knowledge of the Borrowers, Guarantor, or any of their respective Affiliates in connection with: (A) the performance of any of the conditions to Lender making the Loan; (B) any inducements to Lender to make the Loan; (C) the execution and delivery of the Loan Documents; (D) any certificates, representations or warranties given in connection with the Loan; or (E) the Borrowers’ performance of the Obligations;
(ii)all Rents derived from the Properties after the occurrence and during the continuance of an Event of Default (and prior to the appointment of a receiver or Lender otherwise taking control of a Property) which is a basis of a Proceeding by Lender to enforce collection of the Debt and all monies that, on the date such an Event of Default occurs, are on deposit in one or more accounts used by or on behalf of any Borrower relating to the operation of the Properties, except to the extent such rents and moneys are applied to payment of Debt Service Payments, Impositions, Insurance Premiums and any reasonable and customary expenses incurred by the Borrowers in the operation, maintenance and leasing of the Properties or delivered to Lender (directly or pursuant to Section 5.1);
(iii)the cost of remediation of any Environmental Activity affecting any Property and any other Losses incurred by Lender relating to an Event of Default under Article IX;
(iv)all security deposits collected by any Borrower Party or their predecessors and not refunded to Tenants in accordance with their respective Leases, applied in accordance with the Leases or Law or delivered to Lender (directly or pursuant to Section 5.1), and all Tenant letters of credit and advance rents collected by any Borrower Party or their predecessors and not applied in accordance with the Leases or delivered to Lender (directly or pursuant to Section 5.1);
(v)any Termination Fee received by any Borrower Party which is not applied in the manner required by this Agreement;
(vi)the replacement cost of any Fixtures and Personal Property removed from the Properties during the continuance of an Event of Default;
(vii)all actual Losses incurred by Lender relating to any acts or omissions by any Borrower Party that result in actual physical waste on any Property;

(viii)all actual Losses incurred by Lender relating to (a) any violation of the Lodi, NJ Express Conditions, (b) the Lodi, NJ Borrower’s receipt of any written notice from the Lodi, NJ Grantor alleging any violation of the Lodi, NJ Express Conditions, or (c) the Lodi, NJ Grantor becoming entitled to or attempting to exercise, or actually exercising, any reversion, forfeiture, re-entry, self-help or other rights described in the Lodi, NJ Deed.
(ix)all mechanics’ or similar liens relating to work performed on or materials delivered to the Property prior to Lender exercising its Remedies, but only to the extent Lender had advanced funds to pay for the work or materials;
(x)all Proceeds that are not applied in accordance with this Agreement or not paid to Lender as required under this Agreement;
(xi)all actual Losses incurred by Lender relating to forfeiture or threatened forfeiture (as a result of an action or omission by the Borrowers, Guarantor or any of their respective equity owners giving rise to such forfeiture) of any Property to the Government (excluding in connection with any condemnation or similar proceeding);
(xii)all actual Losses incurred by Lender relating to any Event of Default under Section 7.3;
(xiii)all actual Losses incurred by Lender relating to any Event of Default under Section 7.4;
(xiv)all actual Losses incurred by Lender relating to any Event of Default under Section 17.2;
(xv)all Losses incurred by Lender relating to the failure to maintain, or to pay the premiums for, any insurance required to be maintained under the Loan Documents, to the extent funds are available from the Properties to pay such amounts and such amounts have not been otherwise deposited with Lender into an escrow or reserve account established under the Loan Documents;
(xvi)all Losses suffered and liabilities and expenses incurred by Lender relating to the failure to pay Taxes in accordance with the Loan Documents, but solely to the extent the Properties generated sufficient net cash flow to pay such Taxes and net of any funds then being held by Lender in the Tax Reserve; and
(xvii)all Losses incurred by Lender relating to any Borrower Party (A) intentionally hindering or obstructing (without a good faith legal basis for doing so) Lender’s lawful exercise of any of its rights or remedies under any of the Loan Documents upon an Event of Default, or (B) in any judicial or quasi-judicial case, action or proceeding directly or indirectly contesting the validity or enforceability of the Loan Documents.

Notwithstanding the foregoing, the limitation of liability in subsection (a) above SHALL BECOME NULL AND VOID and shall be of no further force and effect and Lender may recover personally against the Borrowers and its general partners, if any, in the event of:

(xviii)a voluntary bankruptcy or insolvency proceeding of any Borrower if such proceeding is not dismissed in accordance with the terms of this Agreement,
(xix)an involuntary bankruptcy or insolvency proceeding of any Borrower, in which any Borrower Party colludes with creditors in such bankruptcy or insolvency proceeding if such proceeding is not dismissed in accordance with the terms of this Agreement,
(xx)an Event of Default by any Borrower Party under Section 3.3, provided that liability under this subsection shall be limited to any Losses incurred by Lender as a result thereof unless such breach is a factor in the determination of substantive consolidation of any Borrower in a bankruptcy action; or
(xxi)a Transfer that is not permitted under Section 12.2 that is (A) a Transfer of a material portion of a Property or interests in a Borrower, including mortgages, pledges or other security interests granted in respect of a Property or such an interest in a Borrower, (B) a Transfer that results in an Event of Default under Section 7.3 or Section 7.4, or (C) a Transfer that would otherwise constitute a Permitted Transfer but for the Borrowers’ failure to comply with the conditions therefor and the Borrowers fail to satisfy such condition(s) within thirty (30) days after notice from Lender.
(d)Nothing under Section 15.1(a) will be deemed to be a waiver of any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code or under any other Law relating to bankruptcy or insolvency to file a claim for the full amount of the Debt or to require that all collateral will continue to secure all of the Obligations in accordance with the Loan Documents.
Article XVI

WAIVERS
Section 16.1Waiver of Statute of Limitations.  TO THE EXTENT PERMITTED BY LAW, EACH BORROWER WAIVES THE RIGHT TO CLAIM ANY STATUTE OF LIMITATIONS AS A DEFENSE TO SUCH BORROWER’S PAYMENT AND PERFORMANCE OF THE OBLIGATIONS.
Section 16.2Waiver of Notice.  EACH BORROWER WAIVES THE RIGHT TO RECEIVE ANY NOTICE FROM LENDER WITH RESPECT TO THE LOAN DOCUMENTS EXCEPT FOR THOSE NOTICES THAT LENDER IS EXPRESSLY REQUIRED TO DELIVER PURSUANT TO THE LOAN DOCUMENTS OR APPLICABLE LAW.
Section 16.3Waiver of Marshalling and Other Matters.  EACH BORROWER WAIVES THE BENEFIT OF ANY RIGHTS OF MARSHALLING OR ANY OTHER RIGHT TO DIRECT THE ORDER IN WHICH ANY PROPERTY WILL BE (i) SOLD; OR (ii) MADE AVAILABLE TO ANY ENTITY IF SUCH PROPERTY IS SOLD BY POWER OF SALE OR PURSUANT TO A JUDGMENT OF FORECLOSURE AND SALE.  EACH BORROWER ALSO WAIVES THE BENEFIT OF ANY LAWS RELATING TO APPRAISEMENT, VALUATION, STAY, EXTENSION, REINSTATEMENT, MORATORIUM, HOMESTEAD AND EXEMPTION RIGHTS OR A SALE IN INVERSE ORDER OF ALIENATION.

Section 16.4Waiver of Trial by Jury.  TO THE EXTENT PERMITTED BY LAW, EACH BORROWER WAIVES TRIAL BY JURY IN ANY PROCEEDING BROUGHT BY OR AGAINST, OR COUNTERCLAIM OR CROSS-COMPLAINT ASSERTED BY OR AGAINST, LENDER RELATING TO THE LOAN, THE PROPERTY DOCUMENTS OR THE LEASES.
Section 16.5Waiver of Counterclaim.  TO THE EXTENT PERMITTED BY LAW, EACH BORROWER WAIVES THE RIGHT TO ASSERT A COUNTERCLAIM OR CROSS-COMPLAINT, OTHER THAN COMPULSORY OR MANDATORY COUNTERCLAIMS OR CROSS-COMPLAINTS, IN ANY PROCEEDING LENDER BRINGS AGAINST ANY BORROWER RELATING TO THE LOAN, INCLUDING ANY PROCEEDING TO ENFORCE REMEDIES.
Section 16.6Waiver of Judicial Notice and Hearing.  TO THE EXTENT PERMITTED BY LAW, EACH BORROWER WAIVES ANY RIGHT SUCH BORROWER MAY HAVE UNDER LAW TO NOTICE OR TO A JUDICIAL HEARING PRIOR TO THE EXERCISE OF ANY RIGHT OR REMEDY PROVIDED BY THE LOAN DOCUMENTS TO LENDER AND EACH BORROWER WAIVES THE RIGHTS, IF ANY, TO SET ASIDE OR INVALIDATE ANY SALE DULY CONSUMMATED IN ACCORDANCE WITH THE PROVISIONS OF THE LOAN DOCUMENTS ON THE GROUND (IF SUCH BE THE CASE) THAT THE SALE WAS CONSUMMATED WITHOUT A PRIOR JUDICIAL HEARING.
Section 16.7Waiver of Subrogation.  EACH BORROWER WAIVES ALL RIGHTS OF SUBROGATION TO LENDER’S RIGHTS OR CLAIMS RELATED TO OR AFFECTING THE PROPERTY OR ANY OTHER SECURITY FOR THE LOAN UNTIL THE LOAN IS PAID IN FULL AND ALL FUNDING OBLIGATIONS UNDER THE LOAN DOCUMENTS HAVE BEEN TERMINATED.
Section 16.8General Waiver.  EACH BORROWER ACKNOWLEDGES THAT (A) SUCH BORROWER AND SUCH BORROWER’S PARTNERS, MEMBERS OR PRINCIPALS, AS THE CASE MAY BE, ARE KNOWLEDGEABLE BORROWERS OF COMMERCIAL FUNDS AND EXPERIENCED REAL ESTATE DEVELOPERS OR INVESTORS WHO UNDERSTAND FULLY THE EFFECT OF THE ABOVE PROVISIONS; (B) LENDER WOULD NOT MAKE THE LOAN WITHOUT THE PROVISIONS OF THIS ARTICLE; (C) THE LOAN IS A COMMERCIAL OR BUSINESS LOAN UNDER THE LAWS OF THE STATE WHERE THE PROPERTY IS LOCATED, NEGOTIATED BY LENDER AND THE BORROWERS AND THEIR RESPECTIVE ATTORNEYS AT ARMS LENGTH; AND (D) ALL WAIVERS BY SUCH BORROWER IN THIS ARTICLE HAVE BEEN MADE VOLUNTARILY, INTELLIGENTLY AND KNOWINGLY, AFTER SUCH BORROWER FIRST HAS BEEN INFORMED BY COUNSEL OF SUCH BORROWER’S OWN CHOOSING AS TO POSSIBLE ALTERNATIVE RIGHTS, AND HAVE BEEN MADE AS AN INTENTIONAL RELINQUISHMENT AND ABANDONMENT OF A KNOWN RIGHT AND PRIVILEGE. THE FOREGOING ACKNOWLEDGMENT IS MADE WITH THE INTENT THAT LENDER AND ANY SUBSEQUENT HOLDER OF THE NOTE OR OTHER LOAN DOCUMENTS WILL RELY ON THE ACKNOWLEDGMENT.
Article XVII

NOTICES

Section 17.1Notices.  All acceptances, approvals, consents, demands, notices, requests, waivers and other communications (the “Notices”) required or permitted to be given under the Loan Documents must be in writing and (a) delivered personally by a process server providing a sworn declaration evidencing the date of service, the individual served, and the address where the service was made; (b) sent by certified mail, return receipt requested; (c) delivered by nationally recognized overnight delivery service that provides evidence of the date of delivery (for next morning delivery if sent by overnight delivery service), or (d) by electronic mail, provided that any notice delivered pursuant to this clause (d) shall also be sent pursuant to one of the other means indicated in clauses (a), (b) or (c); in all cases with charges prepaid, addressed to the appropriate party at its address listed below:
If to Lender:

Teachers Insurance and Annuity Association of America
c/o Nuveen Alternatives Advisors LLC

730 Third Avenue

New York, New York  10017

Attention:Senior Director, Head of Loan

Closing/Asset Management

Global Real Estate

Authorization # AAA-8344

Investment ID # 0009576

Email: nuveendebtnotices@nuveen.com

with a copy to:

Teachers Insurance and Annuity Association of America
c/o Nuveen Alternatives Advisors LLC

730 Third Avenue

New York, New York  10017

Attention:Associate General Counsel and Director

Asset Management Law

Authorization # AAA-8344

Investment ID # 0009576

Email: nuveendebtnotices@nuveen.com

and:	Commercial Loan Services 929 Gessner, Suite 1740 Houston, Texas 77024 Attention: Chief Legal Officer Email: nuveencustomerservice@commercialloanservices.com
If to Borrowers:	c/o BCI IV Operating Partnership LP 518 17th Street, 17th Floor Denver, Colorado 80202 Attention:Scott Seager
with a copy to:	BCI IV Operating Partnership LP 518 17th Street, 17th Floor Denver, Colorado 80202 Attention:General Counsel

and:	Bryan Cave Leighton Paisner LLP 1290 Avenue of the Americas New York, New York 10104-3300 Attention: Andrew Auerbach, Esq.

Lender and the Borrowers each may change from time to time the address to which Notices must be sent, by notice given in accordance with the provisions of this Section.  All Notices given in accordance with the provisions of this Section will be deemed to have been received on the earliest of (i) actual receipt; (ii) the Borrowers’ rejection of delivery; or (iii) three (3) Business Days after having been deposited in any mail depository regularly maintained by the United States Postal Service, if sent by certified mail, or one (1) Business Day after having been deposited with a nationally recognized overnight delivery service, if sent by overnight delivery or on the date of personal service, if served by a process server, provided notice given by electronic mail delivery pursuant to clause (d) shall be effective upon acknowledgement of receipt thereof, if such receipt occurs on or before 5:00 p.m. Eastern time on a Business Day in the place where the intended recipient is located, otherwise, on the next Business Day, and provided that such notice also was sent by one of the other means described in clauses (a), (b) or (c).  Any notice given to a Borrower shall be deemed given to all Borrowers.

Section 17.2Change in the Borrowers’ Legal Name, Place of Business or State of Formation.  Each Borrower will notify Lender in writing prior to any change in its legal name, place of business or state of formation, including as a result of, or in connection with, any Transfer, including any Permitted Transfer.
Article XVIII

MISCELLANEOUS
Section 18.1Applicable Law.  This Agreement is governed by and will be construed in accordance with the Laws of the State of New York without regard to conflict of law provisions other than New York General Obligations Law 5-1401 and 5-1402, except to the extent that the Uniform Commercial Code requires otherwise.
Section 18.2Usury Limitations.  The Borrowers and Lender intend to comply with all Laws with respect to the charging and receiving of interest.  Any amounts charged or received by Lender for the use or forbearance of the Principal to the extent permitted by Law, will be amortized and spread throughout the Term until payment in full so that the rate or amount of interest charged or received by Lender on account of the Principal does not exceed the Maximum Interest Rate.  If any amount charged or received under the Loan Documents that is deemed to be interest is determined to be in excess of the amount permitted to be charged or received at the Maximum Interest Rate, the excess will be deemed to be a prepayment of Principal when paid, without premium, and any portion of the excess not capable of being so applied will be refunded to the Borrowers.  If during the Term the Maximum Interest Rate, if any, is eliminated, then for the purposes of the Loan, there will be no Maximum Interest Rate.
Section 18.3Lender’s Discretion.  Wherever under the Loan Documents any matter is required to be satisfactory to Lender, Lender has the right to approve or determine any matter or

Lender has an election, Lender’s approval, determination or election will be made in Lender’s reasonable discretion unless expressly provided to the contrary.

Section 18.4Lender’s Servicer.  At the option of Lender, the Loan may be serviced by one or more servicers (each, a “Servicer”) selected by Lender from time to time and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement between Lender and Servicer.  Servicer shall be entitled to reimbursement of costs and expenses as and to the same extent (but without duplication) as Lender is entitled thereto under the applicable provisions of this Agreement and the other Loan Documents, provided that the Borrowers shall not be obligated to pay any servicing fee payable to the Servicer by Lender.  Upon notice thereof from Lender, Servicer shall have the right to exercise all rights of Lender and enforce all obligations of the Borrowers pursuant to the provisions of this Agreement, the Note and the other Loan Documents.  Provided the Borrowers shall have been given notice of Servicer’s address by Lender, Borrower shall deliver to Servicer duplicate originals of all notices and other instruments which the Borrowers may or shall be required to deliver to Lender pursuant to this Agreement, the Note and the other Loan Documents (and no delivery of such notices or other instruments by the Borrowers shall be of any force or effect unless delivered to Lender and Servicer as provided above).
Section 18.5Unenforceable Provisions.  If any provision in the Loan Documents is found to be illegal or unenforceable or would operate to invalidate any of the Loan Documents, then the provision will be deemed expunged and the Loan Documents will be construed as though the provision was not contained in the Loan Documents and the remainder of the Loan Documents will remain in full force and effect.
Section 18.6Rescinded, Avoided or Returned Payments; Survival.
(a)If at any time any part of any payment previously applied by Lender to any of the Debt is rescinded, avoided or required to be returned by Lender for any reason, including the insolvency, bankruptcy or reorganization of a Borrower or any other party, such Debt will be deemed to have continued in existence to the extent that such payment is rescinded, avoided or required to be returned, and this Agreement and the other Loan Documents will be reinstated as to such Debt and all other Obligations as though such prior application by Lender had not been made.
(b)To the greatest extent permitted by Law, the Borrowers’ representations, warranties and covenants contained in the Loan Documents (i) will survive Lender’s exercise of any of the Remedies or any of Lender’s other rights under the Loan Documents, including foreclosure of the Properties or Lender’s acceptance of deeds in lieu thereof, (ii) will not merge into any such deed, certificate of foreclosure or other instrument conveying title to the Properties, and (iii) will continue in full force and effect.
Section 18.7Relationship Between the Borrowers and Lender; No Third Party Beneficiaries.
(a)Lender is not a partner of or joint venturer with the Borrowers or any other entity as a result of the Loan or Lender’s rights under the Loan Documents; the relationship between Lender and the Borrowers is strictly that of creditor and debtor. Each Loan Document is an agreement between the parties to that Loan Document for the mutual benefit of the parties and no entities other than the parties to that Loan Document will be a third party beneficiary or will have any claim against Lender or the Borrowers by virtue of the Loan Document.  As between Lender and the Borrowers, any actions taken by Lender under the Loan Documents will be taken for Lender’s protection only, and Lender has not and will not be deemed to have assumed any responsibility to the Borrowers or to any other entity by virtue of Lender’s actions.
(b)All conditions to Lender’s performance of its obligations under the Loan Documents are imposed solely for the benefit of Lender.  No entity other than Lender will have standing to require satisfaction of the conditions in accordance with their provisions or will be entitled to assume that Lender will refuse to perform its obligations in the absence of strict compliance with any of the conditions.
Section 18.8Partial Releases; Extensions; Waivers.  Lender may:  (i) release any part of the Property or any part of any Property or any entity obligated for any of the Obligations; (ii) extend the time for payment or performance of any of the Obligations or otherwise amend the provisions for payment or performance by agreement with any entity that is obligated for the Obligations or that has an interest in any Property; (iii) accept additional security for the payment and performance of the Obligations; and (iv) waive any entity’s performance of an Obligation, release any entity or individual now or in the future liable for the performance of the Obligation or waive the exercise of any Remedy or option.  Lender may exercise any of the foregoing rights without notice, without regard to the amount of any consideration given, without affecting the priority of the Loan Documents, without releasing any entity not specifically released from its obligations under the Loan Documents, without releasing any Guarantor or any surety of any of the Obligations, without effecting a novation of the Loan Documents and, with respect to a waiver, without waiving future performance of the Obligation or exercise of the Remedy waived.
Section 18.9Service of Process. To the extent permitted by Law, each Borrower irrevocably consents to service of process by registered or certified mail, postage prepaid, return receipt requested, to such Borrower at its address set forth in Section 17.1.
Section 18.10Entire Agreement.  Oral agreements or commitments between the Borrowers and Lender to lend money, to extend credit or to forbear from enforcing repayment of a debt, including promises to extend or renew the debt, are not enforceable.  Any agreements between the Borrowers and Lender relating to the Loan are contained in the Loan Documents, which contain the complete and exclusive statement of the agreements between the Borrowers and Lender, except as the Borrowers and Lender may later agree in writing to amend the Loan Documents.  The language of each Loan Document will be construed as a whole according to its fair meaning and will not be construed against the party by or for whom it was drafted.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO.

Section 18.11No Oral Amendment.  The Loan Documents may not be amended, waived or terminated orally or by any act or omission made individually by the Borrowers or Lender but may be amended, waived or terminated only by a written document signed by the party against which enforcement of the amendment, waiver or termination is sought.
Section 18.12Lost or Destroyed Note.  If the Note is lost, mutilated, destroyed or stolen, the Borrowers will deliver to Lender a new, substitute note containing the same provisions as the Note, provided that the Borrowers are furnished with reasonably satisfactory evidence of the loss, mutilation, destruction or theft of the Note.
Section 18.13Time of the Essence.  Time is of the essence with respect to the Borrowers’ payment and performance of the Obligations.
Section 18.14Subrogation.  If the Principal or any other amount advanced by Lender is used directly or indirectly to pay off, discharge or satisfy all or any part of an encumbrance affecting any Property, then Lender is subrogated to the encumbrance and to any security held by the holder of the encumbrance, all of which will continue in full force and effect in favor of Lender as additional security for the Obligations.
Section 18.15Joint and Several Liability.  If the Borrowers consist of more than one Person, the obligations and liabilities of each such Person under this Agreement are joint and several.
Section 18.16Successors and Assigns.  The Loan Documents bind the parties to the Loan Documents and their respective successors, assigns, heirs, administrators, executors, agents and representatives and inure to the benefit of Lender and its successors, assigns, heirs, administrators, executors, agents and representatives.
Section 18.17Duplicates and Counterparts.  Duplicate counterparts of any of the Loan Documents may be executed and together will constitute a single original document.  The parties stipulate that electronic copies of this Agreement and the other Loan Documents shall be sufficient for evidentiary purposes.
Section 18.18Transfer of Loan.
(a)Lender may, at any time, (i) sell, transfer or assign the Loan Documents and any servicing rights with respect thereto, (ii) grant participations therein, or (iii) issue mortgage pass-through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement.  Lender may forward to any purchaser, transferee, assignee, servicer, participant, or investor in such securities (collectively, “Investors”), any prospective Investor or to any credit rating agency, all documents and information which Lender now has or may later acquire relating to the Obligations, the Borrowers, Guarantor, the Leases, and the Properties, whether furnished by the Borrowers, Guarantor or otherwise, as Lender determines advisable; provided, however, Lender shall advise each Investor and each potential Investor of the confidential nature of such information.  The Borrowers, for themselves and on behalf of Guarantor, agree to cooperate with Lender in connection with any transfer made or any securities created pursuant to this Section 18.8 including the delivery of estoppel certificates in accordance with Section 13.2 and such other documents as may be reasonably requested by Lender.  The

Borrowers shall also furnish their consent and the consent of Guarantor to permit Lender to furnish such Investors or such prospective Investors or such credit rating agency with any and all information concerning the Properties, the Leases, the financial condition of the Borrowers and Guarantor as may be reasonably requested by Lender, any Investor, any prospective Investor or any credit rating agency and which may be complied with without undue expense. The Borrowers will not be responsible for Lender’s costs and expenses in connection with any such proposed or consummated sale, transfer, participation or assignment to an Investor, and no Borrower’s rights will be diminished, nor its obligations increased, due to any such sale, transfer, participation or assignment.
(b)The Borrowers agree that upon any assignment or transfer of the Loan Documents by Lender to any third party, the Borrowers hereby waiving notice of any such transfer, Lender shall have no obligations or liabilities under the Loan Documents, such third party shall be substituted as the lender under the Loan Documents for all purposes, and so long as the Borrowers have received notice of such transfer and the contact information of the transferee, the Borrowers shall look solely to such third party for the performance of any obligations under the Loan Documents or with respect to the Loan.
(c)Upon an assignment or other transfer of the Loan Documents, Lender may, at its discretion, pay over the Reserves in its possession and deliver all other collateral mortgaged, granted, pledged or assigned pursuant to the Loan Documents, or any part thereof, to the transferee who shall thereupon become vested with all the rights herein or under applicable law given to Lender with respect thereto, and Lender shall thereafter forever be relieved and fully discharged from any liability or responsibility in the matter; but Lender shall retain all rights hereby given to it with respect to any liabilities and the collateral not so transferred to the Borrowers or to the assignee or transferee of the Loan Documents.  If the Reserves are transferred or assigned to the assignee or transferee, then the Borrowers shall then look solely to such assignee or transferee with respect thereto.  This provision shall apply to every transfer of the Reserves and any other collateral mortgaged, granted, pledged or assigned pursuant to the Loan Documents, or any part thereof, to a new assignee or transferee.
Section 18.19Advertisement and Publicity.  The Borrowers authorize Lender and any Affiliate of Lender to disclose information concerning the Loan, the Borrowers and the Properties subsequent to the date of this Agreement, for advertising purposes; provided, however, (a) the Borrowers’ prior review and written consent will be required prior to publication of such advertisement or other public disclosure, and (b) such Loan information that may be disclosed by the Lender or any Affiliate must be limited to the amount and term of the Loan, the general uses of the Properties, exterior images of the Properties, year built, type and location of the Properties and names of the Borrowers (for the avoidance of doubt, excluding the names of any other Borrower Party).  Further, the Borrowers agree that the Borrowers shall not place or conduct any advertising involving Lender’s involvement with the Loan without Lender’s prior written approval.  Without first obtaining Lender’s written consent, the Borrowers shall not publicize (i.e., disclose to the general public for advertising or marketing purposes) the origination or closing of the Loan or the sources of funds for the Loan. For clarity, the Lender acknowledges and agrees that the Borrower Parties may disclose such information in any Borrower Party’s reporting to the Securities Exchange Commission and as otherwise required by Law.

Article XIX

CONTRIBUTION AGREEMENT
Section 19.1Contribution.
(a)Without limiting any other provision contained herein, the parties hereto expressly agree that the provisions of this Section 19.1 are entered into as a material inducement to Lender in connection with the making of the Loan, and that but for such inducement, Lender would not make the Loan.  Each Borrower will be allocated a portion of the proceeds of the Loan in an amount equal to the Allocated Loan Amount attributable to the Property owned by such Borrower, which Allocated Loan Amounts have been determined and agreed upon by Lender and the Borrowers.  In return, each Borrower has agreed to be jointly and severally liable for the Obligations.  As a result of such contribution, each Borrower will benefit from the Loan, and as such, each Borrower desires to enter into an allocation and contribution agreement among themselves as set forth in this Section 19.1 to allocate such benefits among each other and to provide a fair and equitable agreement to make contributions among themselves in the event any payment is required to be made by any Borrower to Lender on account of such Borrower’s obligations under the Note or the other Loan Documents (such payment being referred to herein as a “Contribution”, and for purposes of this Section 19.1, includes any exercise of recourse by Lender against any collateral of a Borrower and application of proceeds of such collateral in satisfaction of such Borrower’s obligations to Lender under the Loan Documents).
(b)Each Borrower shall be liable hereunder only for such total maximum amount (if any) that would not render its obligations hereunder or under any of the Loan Documents subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any state law.
(c)In order to provide for a fair and equitable contribution among the Borrowers in the event that any Contribution is made by an individual Borrower (a “Funding Borrower”) in excess of such Borrower’s Separate Obligations (an “Excess Payment”), such Funding Borrower shall be treated as if it had extended a loan, and shall be entitled under such loan to a reimbursement Contribution (the “Reimbursement Contribution”) from any of the other remaining Borrowers whose Separate Obligations were reduced by such Excess Payment (each such other Borrower, a “Non-Funding Borrower”), for all payments, damages and expenses incurred by that Funding Borrower in discharging any of its obligations under the Note and the other Loan Documents in respect of such Excess Payment, in the manner and to the extent set forth in this Section 19.1, in an amount, for each Non-Funding Borrower, equal to the reduction of such Non-Funding Borrower’s Separate Obligations resulting from the Excess Payment.
(d)For purposes hereof, the term “Separate Obligations” with respect to any Borrower shall mean the obligations such Borrower would have had had such Borrower entered into a separate loan facility, on the terms and conditions hereunder, for such Borrower’s Allocated Loan Amount.
(e)In the event that at any time there exists more than one Funding Borrower with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from the other Borrowers pursuant hereto shall be allocated among such Funding Borrowers in proportion to the total amount of the Contribution made for or on account of the other Borrowers by each such Funding Borrower pursuant to the Applicable Contribution.  In the event that at any time any Borrower pays an amount hereunder in excess of the amount calculated pursuant to this Section 19.1, that Borrower shall be deemed to be a Funding Borrower to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other Borrowers in accordance with the provisions of this Section 19.1.
(f)Each Borrower acknowledges that the right to Reimbursement Contribution hereunder shall constitute an asset in favor of the Funding Borrower to which such Reimbursement Contribution is owing.
(g)No Reimbursement Contribution payments payable by a Borrower pursuant to the terms of this Section 19.1 shall be paid until all amounts then due and payable by all of the Borrowers to Lender, pursuant to the terms of the Loan Documents, and all other Obligations, are paid in full in cash.  Nothing contained in this Section 19.1 shall limit or affect in any way the obligations of any Borrower to Lender under this Loan Agreement, the Note and/or any other Loan Documents or the Environmental Indemnity executed by such Borrower.
(h)Each Borrower hereby waives:
(i)any right to require Lender to proceed against any other Borrower or any other person or to proceed against or exhaust any security held by Lender at any time or to pursue any other remedy in Lender’s power before proceeding against such Borrower;
(ii)any defense based upon any legal disability or other defense of any other Borrower, of Guarantor or of any other Person or by reason of the cessation or limitation of the liability of any other Borrower, any Guarantor or any other Person from any cause other than full payment of all sums payable under the Note, this Loan Agreement and any of the other Loan Documents;
(iii)any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Borrower or any principal of any other Borrower or any defect in the formation of any other Borrower or any principal of any other Borrower;
(iv)any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;
(v)any defense based upon any failure by Lender to obtain collateral for the obligations of any Borrower or failure by Lender to perfect a lien on any collateral;
(vi)presentment, demand, protest and notice of any kind, except to the extent applicable law prohibits such waiver;
(vii)any defense based upon any failure of Lender to give notice of sale or other disposition of any collateral to any other Borrower or to any other Person or any defect in any notice that may be given in connection with any sale or disposition of any collateral;

(viii)any defense based upon any failure of Lender to comply with applicable laws in connection with the sale or other disposition of any collateral, including any failure of Lender to conduct a commercially reasonable sale or other disposition of any collateral;
(ix)any defense based upon any use of cash collateral under Section 363 of the Bankruptcy Code;
(x)any defense based upon any agreement or stipulation entered into by Lender with respect to the provision of adequate protection in any bankruptcy proceeding;
(xi)any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code;
(xii)any defense based upon the avoidance of any security interest in favor of Lender for any reason;
(xiii)any defense based upon any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding, including any discharge of, or bar or stay against collecting, all or any of the obligations evidenced by any Note or owing under any of the Loan Documents;
(xiv)any defense or benefit based upon such Borrower’s, or any other Person’s, resignation of the portion of any obligation secured by the Security Instruments to be satisfied by any payment from any other Borrower or any such party;
(xv)all rights and defenses arising out of an election of remedies by Lender even though the election of remedies, such as non-judicial foreclosure with respect to security for the Loan or any other amounts owing under the Loan Documents, has destroyed such Borrower’s rights of subrogation and reimbursement against any other Borrower;
(xvi)all rights and defenses that such Borrower may have because any of its obligations and/or those of any other Borrower are secured by real property.  This means, among other things: (A) Lender may collect from any Borrower without first foreclosing on any real, personal property or other collateral pledged by any other Borrower, and (B) if Lender forecloses on any collateral pledged by any other Borrower, (1) the obligations of the other Borrowers under the Loan Documents may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (2) Lender may collect from such Borrower even if any other Borrower, by foreclosing on the collateral, has destroyed any right such Borrower may have to collect from any other Borrower.  This is an unconditional and irrevocable waiver of any rights and defenses such Borrower may have because any of its obligations under the Loan Documents are secured by real property; and
(xvii)each Borrower agrees that until the Obligations are paid and discharged in full, except as may be expressly and specifically permitted herein, any claim or other right which such Borrower might now have or hereafter acquire against any other Borrower, or any other Person that arises from the existence or performance of any obligations under the this Loan Agreement, the Note or the other Loan Documents, is subordinated to Lender’s rights under the Loan Documents; such subordinated rights of the Borrowers include any of the following: (A)

any right of subrogation, reimbursement, exoneration, contribution, or indemnification; or (B) any right to participate in any claim or remedy of Lender against any other Borrower, or any collateral security for the Loan, whether or not such claim, remedy or right arises in equity or under contract, statute or common law.
Article XX

ADDITIONAL PROVISIONS PERTAINING TO STATE LAWS
Section 20.1Texas Provisions.
(a)Inapplicability of Finance Code.   In no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving triparty accounts) apply to the Loan evidenced by this Agreement and the other Loan Documents.
(b)Notice of Indemnification.   EACH BORROWER ACKNOWLEDGES THAT THIS AGREEMENT PROVIDES FOR INDEMNIFICATION OF LENDER BY BORROWERS PURSUANT TO THIS AGREEMENT.
Section 20.2New Jersey Provisions.
(a)In addition to and not in limitation of the other representations, warranties and covenants made by the Borrowers in this Agreement, each Borrower hereby represents and warrants to, and covenants with Lender as follows: (i) no Property is subject to any private or governmental lien or judicial or administrative notice or action or inquiry, investigation or claim relating to any Hazardous Materials and no Hazardous Materials are or have been (including the period prior to any Borrower’s acquisition of such Property), discharged, generated, treated, disposed of or stored on, incorporated in, or removed or transported from the Properties other than in compliance with all Environmental Laws; (ii) no Hazardous Materials are present in, on or under any nearby real property which could migrate to or otherwise affect the Properties and no underground storage tanks exist on any of the Properties; (iii) the Properties located in New Jersey (each a “New Jersey Property” and collectively, the “New Jersey Properties”) are not located within a “freshwater wetlands” or a “transition area,” each as defined by N.J.S.A. 13:9B-3, or subject to the terms of the New Jersey Freshwater Wetlands Protection Act, as amended, N.J.S.A. 13:9B-1 et. seq., or the rules and regulations promulgated thereunder; (iv) so long as the Borrowers own or are in possession of the Properties, the Borrowers (x) shall keep or cause the Properties to be kept free from Hazardous Materials and in compliance with all Environmental Laws, (y) shall promptly notify Lender if the Borrowers shall become aware of any Hazardous Materials on or near the Properties and/or if the Borrowers shall become aware that any Property is in direct or indirect violation of any Environmental Laws and/or if the Borrowers shall become aware of any condition on or near any Property which shall pose a threat to the health, safety or welfare of humans, and (z) shall remove such Hazardous Materials and/or cure such violations and/or remove such threats, as applicable, as required by law (or as shall be required by Lender in the case of removal which is not required by law), promptly after any Borrower becomes aware of same, at the Borrowers’ sole expense.  Nothing herein shall prevent the Borrowers from recovering such expenses from any other party that may be liable for such removal or cure.  The Obligations and liabilities of the Borrowers under this paragraph shall survive any termination, satisfaction, or assignment of this Agreement and the exercise by Lender of any of its rights or remedies hereunder, including, without limitation, the acquisition of any Property by foreclosure or a conveyance in lieu of foreclosure; provided, however, such Obligations and liabilities of the Borrowers shall terminate at such time and upon such conditions as set forth in Section 3 of the Environmental Indemnity.
(b)The Borrowers shall not conduct or cause or permit to be conducted on any New Jersey Property any activity which constitutes an Industrial Establishment (as such term is defined in ISRA) without the prior written consent of Lender.  In the event that the provisions of ISRA become applicable to any New Jersey Property subsequent to the date hereof, the Borrowers shall give prompt written notice thereof to Lender and shall take immediate requisite action to insure full compliance therewith.  The Borrowers shall deliver to Lender copies of all correspondence, notices and submissions that they send to or receive from the New Jersey Department of Environmental Protection in connection with such ISRA compliance.  The Borrowers’ obligation to comply with ISRA shall, notwithstanding its general applicability, also specifically apply to sale, transfer, closure or termination of operations associated with any foreclosure action with respect to any New Jersey Property, including, without limitation, a foreclosure action brought with respect to the Security Instruments encumbering any New Jersey Property.  Each Borrower hereby represents and warrants to Lender that in connection with the purchase of the New Jersey Properties by the Borrowers, the Borrowers required that the seller of the New Jersey Properties comply with the provisions of ISRA and such seller did comply therewith.
(c)None of the New Jersey Properties has been or is now being used as a Major Facility (as defined in the SCCA), and Borrowers shall not use any such property as a Major Facility in the future without the prior written consent of Lender.  If any Borrower ever becomes an owner or operator of a Major Facility, then Borrowers shall furnish the New Jersey Department of Environmental Protection with all the information required by N.J.S.A. 58:10-23.11d, and shall duly file with the Director of the Division of Taxation in the New Jersey Department of the Treasury a tax report or return, and shall pay all taxes due therewith, in accordance with N.J.S.A. 58:10-23, 11b.
(d)If, after receipt of any payment of all or any part of the Debt, Lender is compelled or agrees, for settlement purposes, to surrender such payment to any person or entity for any reason (including, without limitation, a determination that such payment is void or voidable as a preference or fraudulent conveyance, an impermissible setoff, or a diversion of trust funds), then this Agreement and the other Loan Documents shall continue in full force and effect, and Borrowers shall be liable for, and shall indemnify, defend and hold harmless Lender with respect to the full amount so surrendered.  The provisions of this paragraph shall survive the cancellation or discharge of any Security Instrument and shall remain effective notwithstanding the payment of the Debt, the cancellation of the Note, the release of any security interest, lien or encumbrance securing the Debt or any other action which Lender may have taken in reliance upon its receipt of such payment. Any cancellation, release or other such action by Lender shall be deemed to have been conditioned upon any payment of the Debt having become final and irrevocable.
Section 20.3Additional Waivers.  Each Borrower, in addition to, and without limitation of any other waivers contained in this Agreement and the other Loan Documents, unconditionally waives any defense to the enforcement of the Loan Documents, including:

(a)All presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of any Loan Document, except to the extent applicable law prohibits such waiver;
(b)Any right to require Lender to proceed against any other Borrower or Guarantor, at any time or to proceed against or exhaust any security held by Lender at any time or to pursue any other remedy whatsoever at any time;
(c)The defense of any statute of limitations affecting the liability of any Borrower or any guarantor under the Loan Documents, or the enforcement hereof, to the extent permitted by Law;
(d)Any defense arising by reason of any invalidity or unenforceability of (or any limitation of liability in) any of the Loan Documents or any disability of any Borrower or of any manner in which Lender has exercised its Remedies under the Loan Documents, or by any cessation from any cause whatsoever of the liability of any Borrower or any guarantor;
(e)Any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any Borrower or any principal of Borrower or any defect in the formation of any Borrower or any principal of any Borrower;
(f)Any defense based upon an election of Remedies by Lender, including any election to proceed by judicial or non-judicial foreclosure of any security, whether real property or personal property security, or by deed in lieu thereof, and whether or not every aspect of any foreclosure sale is commercially reasonable, or any election of Remedies, including Remedies relating to real property or personal property security, which destroys or otherwise impairs the subrogation rights of any Borrower or the rights of any Borrower to proceed against any other Borrower or any guarantor for reimbursement, or both (including, without limitation, California Code of Civil Procedure Sections 580a, 580b, 580d and 726);
(g)Any defense based upon any Law which provides that the obligation of a surety must be neither larger in amount nor in any other aspects more burdensome than that of a principal;
(h)Any duty of Lender to advise any Borrower of any information known to Lender regarding the financial condition of any other Borrower and all other circumstances affecting any other Borrower’s ability to perform their obligations to Lender, it being agreed that each Borrower assumes the responsibility for being and keeping informed regarding such condition or any such circumstances;
(i)Any right of subrogation, reimbursement, exoneration, contribution or indemnity, or any right to enforce any Remedy which Lender now has or may hereafter have against any Borrower or any benefit of, or any right to participate in, any security now or hereafter held by Lender; and
(j)Without limiting the generality of the foregoing or any other provision hereof, any rights and benefits which might otherwise be available to any Borrower under California Civil Code sections 2787 to 2855, inclusive, 2899, and 3433.

Section 20.4Waiver of Certain Defenses.  Each Borrower understands that the exercise by Lender of certain rights and Remedies may affect or eliminate such Borrower’s right of subrogation against the other Borrowers and/or any guarantor, and that such Borrower may therefore incur partially or totally non-reimbursable liability hereunder.  Nevertheless, each Borrower hereby authorizes and empowers Lender, its successors, endorsees and assigns, to exercise in its or their sole discretion, any rights and Remedies, or any combination thereof, which may then be available, it being the purpose and intent of each Borrower that the obligations hereunder shall be absolute, continuing, independent and unconditional under any and all circumstances.  Notwithstanding any other provision of this Agreement or any other Loan Document to the contrary, each Borrower hereby waives and releases any claim or other rights which either or, as applicable, both may now have or hereafter acquire against any other Borrower and/or any guarantor, of all or any of the obligations of such Borrower hereunder or under the other Loan Documents that arise from the existence or performance of obligations by such other Borrowers under any of the Loan Documents, including any right of subrogation, reimbursement, exoneration, contribution or indemnification, any right to participate in any claim or remedy of Lender against such other Borrowers or any collateral which Lender now has or hereafter acquires, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, by any payment made hereunder or otherwise, including, without limitation, the right to take or receive from any of such other Borrowers, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim or other rights.  Each Borrower understands that: (i) Section 580d of the California Code of Civil Procedure generally prohibits a deficiency judgment against a borrower after a non-judicial foreclosure; (ii) their respective subrogation rights may be destroyed by a non-judicial foreclosure under the Security Instrument (because such Borrower may not be able to pursue any other party for a deficiency judgment by reason of the application of Section 580d of the California Code of Civil Procedure); and (iii) under Union Bank v. Gradsky, 265 Cal. App. 2d 40 (1968), a lender may be estopped from pursuing any Borrower and/or any guarantor for a deficiency judgment after a non-judicial foreclosure (on the theory that any Borrower and/or a guarantor should be exonerated if a lender elects a remedy that eliminates such Borrower and/or such guarantor’s subrogation rights) absent an explicit waiver.  Without limitation on the generality of the other waivers contained in this Agreement or any of the other Loan Documents, each Borrower hereby waives (i) the defense that might otherwise be available under Gradsky, supra (or any similar judicial decision or statute) in the event Lender pursues a non-judicial foreclosure, and (ii) all rights and defenses arising out of an election of Remedies by the Lender, even though that election of Remedies, such as a non-judicial foreclosure with respect to security for a guaranteed obligation, has destroyed any Borrower’s and/or any guarantor’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the California Code of Civil Procedure or otherwise.  In addition, each Borrower waives all rights and defenses that either may have because the Debt is secured by real property (or interests therein).  This means, among other things:
(a)Lender may collect from any Borrower and/or Guarantor without first foreclosing on any real or personal property collateral (or interests therein) pledged by any Borrower; and
(b)If Lender forecloses on any real property collateral (or interests therein) pledged by any Borrower: (A) the amount of the Debt may be reduced only by the price for which the collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price;

and (B) Lender may collect from any Borrower and/or Guarantor even if Lender, by foreclosing on the real property collateral, has destroyed any right such Borrower and/or Guarantor may have to collect from the other Borrowers.  This is an unconditional and irrevocable waiver of any rights and defenses any Borrower and/or Guarantor may have because the Debt is secured by real property.  These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or California of the Code of Civil Procedure.
Section 20.5Section 2955.5(a) of the California Civil Code.  Lender hereby notifies the Borrowers of the provisions of Section 2955.5(a) of the California Civil Code, which reads as follows:

“No lender shall require a borrower, as a condition of receiving or maintaining a loan secured by real property, to provide hazard insurance coverage against risks to the improvements on that real property in an amount exceeding the replacement value of the improvements on the property.”

This disclosure is being made by Lender to the Borrowers pursuant to Section 2955.5(b) of the California Civil Code. By executing and delivering this Loan Agreement to Lender, the Borrowers acknowledge receipt of this disclosure and acknowledge that this disclosure has been made by Lender before execution of any note or security document evidencing or securing the Loan.

Section 20.6Bankruptcy Proceedings.  So long as any of the Obligations shall be owing to Lender, no Borrower shall commence or join with any other party in commencing any bankruptcy, reorganization or insolvency proceedings of or against any other Borrower.  In any bankruptcy or other proceeding in which the filing of claims is required by Law, each Borrower shall file all claims which it may have against the other Borrower relating to any indebtedness of such Borrower and shall assign to Lender all rights of such Borrower thereunder.  If no Borrower files any such claim, Lender, as attorney-in-fact for each, is hereby authorized to do so in the name of each such Borrower or, in Lender’s discretion, to assign the claim to a nominee and to cause proof of claim to be filed in the name of Lender’s nominee.  The foregoing power of attorney is coupled with an interest and cannot be revoked.  Lender or its nominee shall have the right, in its reasonable discretion, to accept or reject any plan proposed in such proceeding and to take any other action which a party filing a claim is entitled to do.  In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to Lender the amount payable on such claim and, to the full extent necessary for that purpose, each Borrower hereby assigns to Lender all of its respective rights to any such payments or distributions; provided, however, each Borrower’s obligations hereunder shall not be satisfied except to the extent that Lender receives cash by reason of any such payment or distribution.  If Lender receives anything hereunder other than cash, the same shall be held as collateral for amounts due under the Loan Documents.  Notwithstanding anything to the contrary herein, the liability of each Borrower hereunder shall be reinstated and revised, and the rights of Lender shall continue, with respect to any amount at any time paid by or on behalf of another Borrower on account of the Loan Documents which Lender shall restore or return by reason of the bankruptcy, insolvency or reorganization of such other Borrower or for any other reasons, all as though such amount had not been paid.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Prepayment.  Each Borrower hereby expressly (a) waives any right it may have under California Civil Code § 2954.10 to prepay the Debt in whole or in part, without premium (i) prior to the time allowed under this Agreement or the other Loan Documents, or (ii) upon acceleration of the Maturity Date; and (b) agrees that if a prepayment of any or all of the Debt is made (i) prior to the time allowed under this Agreement or the other Loan Documents, or (ii) following any acceleration of the Maturity Date by Lender on account of any transfer or disposition prohibited or restricted by this Agreement or the other Loan Documents or for any other reason, the Borrowers shall be obligated to pay, concurrently therewith, the Prepayment
Premium.  By initialing this provision in the space provided below, each Borrower hereby declares that Lender's agreement to make the subject loan at the interest rate and for the term set forth herein constitutes adequate consideration, given individual weight by the undersigned, for this waiver and agreement.

Borrower:Initials:

BCI IV 485 DC LLC/s/ SS

BCI IV VALWOOD CROSSROADS DC LP/s/ SS

BCI IV LOGISTICS CENTER AT 33 LLC /s/ SS

BCI IV HARVILL BUSINESS CENTER LP /s/ SS

BCI IV PRINCESS LOGISTICS CENTER LLC/s/ SS

BCI IV 1 STANLEY DRIVE LLC/s/ SS

BCI IV YORK DC LLC /s/ SS

BCI IV STOCKTON DC LP/s/ SS

BCI IV ARROW ROUTE DC LLC/s/ SS

BCI IV LODI DC LLC/s/ SS

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Borrowers and Lender have executed and delivered this Agreement as of the date first set forth above.

BORROWERS:

BCI IV 485 DC LLC,
a Delaware limited liability company

By:	BCI IV Operating Partnership LP, a Delaware limited partnership, its sole member
By:	Black Creek Industrial REIT IV, Inc., a Maryland corporation, its general partner

By:/s/ SCOTT SEAGER
Name:Scott Seager
Title:Senior Vice President
Chief Financial Officer & Treasurer

BCI IV VALWOOD CROSSROADS DC LP,
a Delaware limited partnership

By:	BCI IV Valwood Crossroads DC GP LLC, a Delaware limited liability company, its general partner
By:	BCI IV Operating Partnership LP, a Delaware limited partnership, its sole member
By:	Black Creek Industrial REIT IV, Inc., a Maryland corporation, its general partner

By:/s/ SCOTT SEAGER
Name:Scott Seager
Title:Senior Vice President
Chief Financial Officer & Treasurer

BCI IV LOGISTICS CENTER AT 33 LLC,
a Delaware limited liability company

By:	BCI IV LC 33 Holdco LLC, a Delaware limited liability company, its managing member
By:	BCI IV Operating Partnership LP, a Delaware limited partnership, its sole member
By:	Black Creek Industrial REIT IV, Inc., a Maryland corporation, its general partner

By:/s/ SCOTT SEAGER
Name:Scott Seager
Title:Senior Vice President
Chief Financial Officer & Treasurer

BCI IV HARVILL BUSINESS CENTER LP,
a Delaware limited partnership

By:	BCI IV Harvill Business Center GP LLC, a Delaware limited liability company, its general partner
By:	BCI IV Operating Partnership LP, a Delaware limited partnership, its sole member
By:	Black Creek Industrial REIT IV, Inc., a Maryland corporation, its general partner

By:/s/ SCOTT SEAGER
Name:Scott Seager
Title:Senior Vice President
Chief Financial Officer & Treasurer

BCI IV PRINCESS LOGISTICS CENTER LLC,
a Delaware limited liability company

By:	BCI IV Operating Partnership LP, a Delaware limited partnership, its sole member
By:	Black Creek Industrial REIT IV, Inc., a Maryland corporation, its general partner

By:/s/ SCOTT SEAGER
Name:Scott Seager
Title:Senior Vice President
Chief Financial Officer & Treasurer

BCI IV 1 STANLEY DRIVE LLC,
a Delaware limited liability company

By:	BCI IV 1 Stanley Drive Holdco LLC, a Delaware limited liability company, its managing member
By:	BCI IV Operating Partnership LP, a Delaware limited partnership, its sole member
By:	Black Creek Industrial REIT IV, Inc., a Maryland corporation, its general partner

By:/s/ SCOTT SEAGER
Name:Scott Seager
Title:Senior Vice President
Chief Financial Officer & Treasurer

BCI IV YORK DC LLC,
a Delaware limited liability company

By:	BCI IV York DC Holdco LLC, a Delaware limited liability company, its managing member
By:	BCI IV Portfolio Real Estate Holdco LLC, a Delaware limited liability company, its sole member
By:	BCI IV Operating Partnership LP, a Delaware limited partnership, its sole member
By:	Black Creek Industrial REIT IV, Inc., a Maryland corporation, its general partner

By:/s/ SCOTT SEAGER
Name:Scott Seager
Title:Senior Vice President
Chief Financial Officer & Treasurer

BCI IV STOCKTON DC LP,
a Delaware limited partnership

By:	BCI IV Stockton DC GP LLC, a Delaware limited liability company, its general partner
By:	BCI IV Portfolio Real Estate Holdco LLC, a Delaware limited liability company, its sole member
By:	BCI IV Operating Partnership LP, a Delaware limited partnership, its sole member
By:	Black Creek Industrial REIT IV, Inc., a Maryland corporation, its general partner

By:/s/ SCOTT SEAGER
Name:Scott Seager
Title:Senior Vice President
Chief Financial Officer & Treasurer

BCI IV ARROW ROUTE DC LLC,
a Delaware limited liability company

By:	BCI IV Operating Partnership LP, a Delaware limited partnership, its sole member
By:	Black Creek Industrial REIT IV, Inc., a Maryland corporation, its general partner

By:/s/ SCOTT SEAGER
Name:Scott Seager
Title:Senior Vice President
Chief Financial Officer & Treasurer

BCI IV LODI DC LLC,
a Delaware limited liability company

By:	BCI IV Operating Partnership LP, a Delaware limited partnership, its sole member
By:	Black Creek Industrial REIT IV, Inc., a Maryland corporation, its general partner

By:/s/ SCOTT SEAGER
Name:Scott Seager
Title:Senior Vice President
Chief Financial Officer & Treasurer

LENDER:

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA,
a New York corporation

By:	Nuveen Alternatives Advisors LLC, a Delaware limited liability company, its investment manager

By:/s/ AISHA ROBERTS
Name:Aisha Roberts
Title: Authorized Signer